Exhibit 10.16

AMENDED AND RESTATED AGREEMENT FOR RESEARCH & DEVELOPMENT ALLIANCE

ON

TRIEX MODULE TECHNOLOGY

This AMENDED AND RESTATED AGREEMENT FOR RESEARCH & DEVELOPMENT ALLIANCE ON TRIEX MODULE TECHNOLOGY (this “Agreement”) is effective as of September 2, 2014 (the “Effective Date”) and is by and between THE RESEARCH FOUNDATION FOR THE STATE UNIVERSITY OF NEW YORK (“FOUNDATION”), a non-profit educational corporation existing under the laws of the State of New York, having an office located at 257 Fuller Road, Albany, New York 12203, on behalf of the College of Nanoscale Science and Engineering (“CNSE”) of the State University of New York (the “SUNY”), and SILEVO, INC. (“SILEVO”), a Delaware corporation with its principal office located at 45655 Northport Loop East, Fremont, California 94555. FOUNDATION and SILEVO are each referred to herein sometimes individually as a “Party” or, collectively, as “Parties.”

I.	RECITALS

I.1. New York State (“NYS”) under the leadership of Governor Andrew Cuomo has led the U.S. in multi-billion dollar strategic investments in high technology programs that cover the entire spectrum of clean energy, medical, smart grid and nanotechnology industry needs, from long-term innovative research and development, to workforce development and education, to product prototyping and supporting the transition to scale-up manufacturing and commercialization.

I.2. New York State’s comprehensive job creation and economic growth agenda for New York provides strategic investments for job creation in emerging high-tech industries across New York State and fosters critical partnerships between State government, the private sector and New York’s top-flight universities and research institutions. This agenda is embodied by the commitment and growth of CNSE, CNSE’s Smart Systems Technology Commercialization Center (“STC”) located in Canandaigua, New York, CNSE’s partnership with the State University of New York Institute of Technology (“SUNYIT”) in Utica, New York and other public-private partnerships CNSE operates throughout the State together with their public and private university and industry partners.

I.3. New York State Governor Andrew Cuomo has identified economic growth in New York State as a leading focus for New York State government seeking to invest significant levels of financial support for public-private partnerships throughout the Erie-Mohawk Corridor with an emphasis on the Western New York region by constructing, renovating, retrofitting, or rehabilitating state-of-the art facilities with cleanrooms, clean production space and laboratories supporting manufacturing scale-up operations that would also leverage CNSE’s capabilities, partners, suppliers, and customers. Under a cross-regional partnership, CNSE will seek to develop and integrate physical and intellectual capabilities to support the transition of technologies into manufacturing scale-up by: 1) leveraging and expanding on unmatched nanoelectronics and photovoltaic research, development, pilot-prototype and manufacturing capabilities located at CNSE, STC SUNYIT and across Upstate New York; and 2) constructing or renovating a facility located in Western New York that would be operated by SILEVO in support of industrial use and expansion.

I.4. SILEVO is a leading photovoltaic (“PV”) cell and module technology company that has developed an innovative hybrid solar technology that combines the best elements of traditional crystalline silicon (cSi), thin film PV and semiconductors to achieve cost-effective high performance solar modules, called TriexTM.

I.5. SILEVO is seeking to locate a significant expansion of its operations in New York State to establish a 1 million square foot manufacturing facility to produce 1 Gigawatt (“GW”) worth of its Triex module technology with the potential of a Phase II adding an additional 5 GWs of capacity. SILEVO desires collaboration with CNSE combining SILEVO’s expertise in the new hybrid PV technology with CNSE’s world-class nanoelectronics and PV research, development and deployment (“RD&D”) infrastructure, know-how and industry partnerships to make the expansion successful and sustainable in the U.S.

I.6. SILEVO acknowledges that CNSE is a critical enabling component in maintaining and bolstering the State of New York’s position as a leader in nanoelectronics, and clean energy technology and recognize the mutual benefit that can be attained by: (i) collaborating with CNSE to bring to the State of New York new research, development, education, and business investments from the various sectors of the nanoelectronics and PV industry; (ii) fostering critical partnerships among the Parties and the public and private sectors; (iii) transitioning emerging technologies critical for clean energy and economic competitiveness; and (iv) commercializing emerging clean energy and other nanotechnologies in commercial and consumer applications.

I.7. SILEVO acknowledges that CNSE has leveraged the experience obtained from its success in nanoelectronics and has expanded further into the areas of clean energy as evidenced by the establishment of and involvement with CNSE’s Energy and Environmental Technology Applications Center (“E2TAC”), the Department of Energy funded U.S. Photovoltaic Manufacturing Consortium, Inc. (“PVMC”) headquartered at CNSE, Incubators for Collaborating & Leveraging Energy And Nanotechnology (“iCLEAN”), NREL Clean Energy Alliance, New Energy NY, Nanotechnology Innovations for Clean Energy – Innovative Partnerships” (“NICE-IP”), and Collaboration for Leveraging Energy And Nanotechnology (“CLEAN”), among others.

I.8. CNSE recognizes SILEVO as a technically competitive, leading researcher, developer and manufacturer of hybrid PV modules with the potential to be the leading seller of PV products in the United States with innovative technology solutions for advanced energy generation systems used in commercial and consumer applications.

I.9. CNSE recognizes SILEVO’s Triex PV module technology is of critical importance to the United States economic competitiveness and energy independence, among other public policy objectives by providing dramatic improvement in cost and performance. The new Triex PV modules have significantly higher efficiency than traditional PV available in the market today with the potential to substantially increase efficiency further in the near term. SILEVO’s new Triex PV technology is competitive with other technologies based on the innovative combination of traditional cSi, thin film PV and semiconductor layers resulting in a higher efficiency cost effective product. SILEVO has already demonstrated the manufacturability of the Triex product at their Chinese facility and want to ramp up production in the U.S.

I.10. The Parties recognize CNSE and its innovative technology transitioning, business development and economic outreach model supporting the entire R&D – Manufacturing eco-system of companies and research partners as of critical importance to the State and nation’s security and economic competitiveness.

I.11. The Parties recognize that New York State Governor Andrew Cuomo has challenged the citizens of Western New York to over a five (5) year period establish an infrastructure in Western New York that will include developing a comprehensive job creation and economic growth agenda for New York to provide strategic investments for job creation in emerging high-tech industries across New York State and foster critical partnerships between State government, the private sector and New York’s top-flight universities and research institutions establishing specialized facilities to establish and operate cross-regional, state-of-the-art, R&D, pilot-prototyping, manufacturing scale-up, commercialization and workforce training nexus in Upstate New York.

I.12. The Parties recognize the Western and Upstate New York region’s premier business leadership and economic development organization and acknowledge as an imperative for successful transition of the region to a knowledge-based economy the establishment of research centers and product development centers supported by New York’s colleges and universities that will assist in the development of a stream of innovative products and services by enabling the fabrication and test of prototypes for the region’s existing and emerging clusters.

I.13. The Parties entered into that certain Agreement for Research & Development Alliance on Triex Module Technology (“Original Agreement”), effective as of February 24, 2014, and the Parties now wish to amend and restate the Original Agreement as set forth in this Agreement.

THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

II.	DEFINED TERMS

In addition to the terms defined elsewhere in this Agreement, the following terms have the described meanings listed below.

2.1	Affiliate

Affiliate means an entity that Controls, is Controlled by, or is under common Control with, another entity, but only during the period that such control exists. For purposes of this Agreement, FOUNDATION’s Affiliates shall be deemed to include Fort Schuyler Management Corporation (“FSMC”), CNSE, SUNY IT, the State of New York and SUNY. SILEVO’s obligations hereunder may be met by SILEVO’s Affiliates.

2.2	Intentionally deleted.

2.3	CNSE Facilities

CNSE Facilities means the Manufacturing Facility and all other FOUNDATION, CNSE, and SUNY IT facilities used in the Program (as defined in Exhibit D).

2.4	CNSE Tools

CNSE Tools means the Manufacturing Equipment and all other FOUNDATION and CNSE tools and equipment used by a Party in the Program.

2.5	Control

Control means the power to direct the affairs of any individual, corporation, partnership, joint venture, trust, business association, governmental entity or other entity by reason of ownership of voting stock, by asset acquisition, by contract or otherwise.

2.6	Knowledge

Knowledge means, for SILEVO, the actual knowledge of the officers and directors of SILEVO and, for FOUNDATION, the actual knowledge of the Principal Investigator.

2.7	Manufacturing Facility

Manufacturing Facility means the approximately 1,000,000 square feet for manufacturing plant and for administration and business offices and related infrastructure to be located in Buffalo, New York at the Riverbend Development Site consisting of approximately 88.24 acres in the location legally described in Exhibit H-1 and shown on the site plan attached hereto as Exhibit H-2 (the “Site”). The Site will have on-site parking to accommodate up to 1,460 employees (not less than 500 parking spaces) and sufficient clearances to allow for logistical flow of incoming and outbound material and legal access on public roads. The Parties will in good faith identify such other terms pertaining to the construction and fit-up and/or retrofit and operation and maintenance of the Manufacturing Facility, and the Parties shall mutually agree on such terms after the signing of this Agreement by an amendment to this Agreement and/or such other related lease/use agreement as may be desirable.

2.8	Manufacturing Equipment

Manufacturing Equipment means the equipment generally described in Exhibit C of this Agreement, which includes manufacturing tools, including PV module processing and metrology equipment that are necessary to perform the Manufacturing Operations, in accordance with SILEVO’s specifications and as agreed to by FOUNDATION. The Parties will jointly establish a working group to identify and agree on the specifications and other requirements for the Manufacturing Equipment that will be purchased by FOUNDATION as provided in Section 4.1(c).

2.9	Manufacturing Operations

Manufacturing Operations means the SILEVO and/or its Affiliates activities in connection with the manufacture of Triex and/or any other products and all other activities related thereto in the Manufacturing Facility, including without limitation such costs required to achieve Full Production Output as defined in Section 4.1(b).

2.10	Program

Program means the various activities undertaken or conducted by or on behalf of the Parties throughout the Term of and pursuant to the terms and conditions of this Agreement.

III.	OBJECTIVES

3.1	Manufacturing, Business Outreach, and Economic Development

The Parties are entering into this Agreement for the purpose of creating a research and development (R&D) collaboration and economic arrangement on the terms set forth herein for the location of SILEVO R&D resources at CNSE and manufacturing and business operations, including a 1 GW manufacturing plant, in Western New York.

3.2	Program “Essential Purposes”

For purposes of this Agreement, the “Essential Purposes” of the Program shall be as follows:

(a)	Establish a mutually beneficial joint effort focused on the U.S. based manufacturing expansion and commercialization of SILEVO’s innovative hybrid solar module technology, Triex, and the research and development necessary to achieve SILEVO’s next generation technology improving on the Triex product; and

(b)	Establishment of SILEVO manufacturing, business, and related operations in Western New York at the Site in accordance with Sections IV and V.

IV.	SILEVO PROGRAM CONTRIBUTION OBLIGATIONS

4.1	Manufacturing Operations and Equipment

(a)	SILEVO agrees, after Manufacturing Facility Completion, to: (i) establish a next generation Triex technology Manufacturing Operation in Western New York at the Manufacturing Facility; (ii) jointly commission, with FOUNDATION, the Manufacturing Operation as soon as commercially reasonable, and (iii) achieve Full Production Output as soon as commercially reasonable. SILEVO further agrees in connection with the Manufacturing Operation, after Manufacturing Facility Completion, to achieve the levels of investments over the Term (as defined below) and the creation and retention of high tech jobs during the Term as outlined below and in accordance with the table attached and made an integral part of this Agreement as Exhibit A.

(b)	As used in this Agreement, the following terms have the following meanings:

“Manufacturing Facility Completion” means that the Manufacturing Facility and all related infrastructure have been completed in accordance with the agreed-on plans, specifications and requirements, all utilities serving the Manufacturing Facility are fully operational, a certificate of occupancy or its equivalent for the entire Manufacturing Facility has been issued by the applicable governmental agency and all Manufacturing Equipment has been acquired and delivered to the Manufacturing Facility.

“Manufacturing Equipment Commissioning” means that after Manufacturing Facility Completion has been achieved, all Manufacturing Equipment has been installed in the Manufacturing Facility, has been commissioned, and the entire manufacturing line and related Manufacturing Equipment is fully operational.

“Full Production Output” means that Manufacturing Operations are being conducted at substantially full capacity across the entire manufacturing line in the Manufacturing Facility.

(c)	FOUNDATION is responsible at its cost (subject to the limits below in Sections 5.1(a) and 5.1(c)) to achieve Manufacturing Facility Completion, including to acquire all Manufacturing Equipment and to provide for all Manufacturing Equipment to be delivered to the Manufacturing Facility. Once Manufacturing Facility Completion has been achieved, including all Manufacturing Equipment has been acquired and delivered to the Manufacturing Facility, SILEVO is responsible at its cost to achieve Manufacturing Equipment Commissioning and Full Production Output; provided, however, the cost of the Manufacturing Equipment Commissioning shall be funded by FOUNDATION, subject to Section 5.1(c). FOUNDATION shall exercise its best commercially reasonable efforts to achieve Manufacturing Facility Completion within twelve (12) months after the Effective Date but under all circumstances shall achieve Manufacturing Facility Completion within eighteen (18) months after the Effective Date. SILEVO shall exercise its best commercially reasonable efforts to achieve (i) Manufacturing Equipment Commissioning within three (3) months after Manufacturing Facility Completion, and (ii) Full Production Output within three (3) months but not more than six (6) months after Manufacturing Equipment Commissioning.

(d)	As used herein, the “Completion Deadline” shall mean the date that is eighteen (18) months after the Effective Date (without regard to the impact of Force Majeure as provided in Section 19.5).

(e)	SILEVO, at its expense, shall be responsible for operating and managing all aspects of the Manufacturing Operations at the Manufacturing Facility following the Manufacturing Facility Completion, including, without limitation, on-going clean production space and laboratory mechanical, electrical and specialty material handling infrastructure, Triex PV module fabrication equipment and material requirements planning systems, ESH compliance and physical and security operations, hiring the workforce to perform Manufacturing Operations in accordance with the terms of this Agreement, procuring the raw materials, manufacturing the Triex products, selling and distributing the Triex products, and maintaining compliance with all applicable laws. Subject to Section VIII, SILEVO shall own any and all of the proprietary technology that its Representatives (as defined in Exhibit D) created during the Term in the performance of the Manufacturing Operations at the Manufacturing Facility and that is necessary and useful for manufacturing the Triex products. Except for the Manufacturing Facility that will be owned or controlled by or on behalf FOUNDATION and the Manufacturing Equipment that will be owned by FOUNDATION and made available for Manufacturing Operations, SILEVO will also own all the inventory, product, output, and other property it purchases or creates associated with running the operations of the Manufacturing Operation. The profit or losses resulting from the Manufacturing Operation shall accrue solely to SILEVO. Subject to Section 4.2, SILEVO shall be responsible for all taxes, including, without limitation, federal and local taxes, associated with the Manufacturing Operation, subject to any benefits that SILEVO may obtain under the Start-Up NY program as provided in Section 4.8.

(f)	The Parties will mutually agree upon the list of equipment required for the Project in the manner provided for in this Section 4.1(f) and estimated to total $400 Million. Exhibit C identifies SILEVO’s general requirements with respect to the Manufacturing Equipment, but the Parties will need to mutually agree on the specifications and other aspects of the final equipment list, as well as the specifications and requirements for the Manufacturing Facility. As there are different lead times needed to order different components of the Manufacturing Equipment, the process to finalize the specifications of, and to negotiate pricing and issue purchase orders for, the Manufacturing Equipment may occur in phases.

Sixty (60) days prior to each Order Date, SILEVO shall provide FOUNDATION with written notice (the “Requirements Notice”) of the specifications, requirements, vendors and other key information (collectively, “Requirements”) concerning each component of the Manufacturing Equipment that SILEVO believes is necessary to properly conduct the Manufacturing Operations. “Order Date” means the date, as determined by SILEVO, that a purchase order must be issued as to a particular component of Manufacturing Equipment in order for that component of Manufacturing Equipment to be procured, manufactured and/or assembled by the vendor in sufficient time to be delivered to the Manufacturing Facility within twelve (12) months after the Effective Date.

The parties will establish a joint working group to discuss the Requirements with respect to each component of the Manufacturing Equipment and to negotiate the pricing of each such component with prospective vendors. The joint working group will reach agreement on the final Requirements and pricing for such component of the Manufacturing Equipment (the “Final Requirements”) within thirty (30) days after SILEVO has delivered the Requirements Notice with respect to such component of the Manufacturing Equipment to FOUNDATION. Terms will be subject to FOUNDATION final approval and must comply with commercially reasonable FOUNDATION procurement policies, which will be made available to SILEVO. Notwithstanding the foregoing, SILEVO retains 100% control of equipment vendor and model decisions in order to execute to their performance requirements and timelines.

Once the parties have agreed on the Final Requirements and pricing as to a component of the Manufacturing Equipment, FOUNDATION will issue a purchase order for such component within thirty (30) days thereafter.

The Parties currently anticipate that it will cost as much as $400 Million to acquire, install and commission the Manufacturing Equipment. FOUNDATION will provide up to $400 Million for the Manufacturing Equipment, as provided in Section 5.1(c). The Parties agree that if additional pricing discounts are able to be obtained by FOUNDATION for the Manufacturing Equipment, subject to SILEVO’s approval, then the $400 Million amount referenced herein and in Section 5.1(c) below, will be reduced by the corresponding discount negotiated by FOUNDATION.

(g)	Notwithstanding the foregoing, SILEVO will make reasonable efforts to provide first consideration to New York based suppliers of equipment, materials and other items required for the establishment and growth of its Manufacturing Operations in order to retain as much manufactured content as is practical within New York State.

(h)	SILEVO agrees to pay FOUNDATION the Manufacturing Equipment Program Payments that become due and payable to FOUNDATION, if any, in accordance with the terms identified in Exhibit G.

(i)	Intentionally deleted.

4.2	Manufacturing Facility

SILEVO agrees to lease from FOUNDATION or FOUNDATION’s designee the Manufacturing Facility and the Manufacturing Equipment in accordance with the terms set forth in this Agreement, including Exhibit A. After the Manufacturing Facility Completion, SILEVO is responsible for paying for all costs associated with the operation of the Manufacturing Facility and the property on which the Manufacturing Facility is situated, including without limitation maintenance and operating expenses, utilities, municipal charges, but excluding real estate taxes assessed against the Manufacturing Facility and the property on which the Manufacturing Facility is situated and any amount(s) paid pursuant to a PILOT Agreement or such other agreement with a governmental entity, including without limitation payments by contribution, provided, however, that all such costs shall be set forth in and subject to a written lease agreement between FOUNDATION (or, if a designee acquired the Site, such designee) and SILEVO that is consistent with this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, including Sections 4.1(e), 4.3 and 15.7, with respect to the Manufacturing Facility and the property on which the Manufacturing Facility is situated, under the written lease agreement between FOUNDATION (or, if a designee acquired the Site, such designee) and SILEVO, SILEVO shall in no event have any obligation to perform or to pay directly, or to reimburse FOUNDATION for, and FOUNDATION shall be solely responsible for: (a) costs caused by the violation of any law by FOUNDATION or its Affiliates, or their respective agents, employees or contractors; (b) costs caused by condemnation or casualties that are not caused by the negligence or willful misconduct of SILEVO or its agents, employees or contractors or that are of a type required to be insured against by FOUNDATION under Exhibit F; (c) costs to correct any construction defect in the Manufacturing Facility or to comply with any covenant, condition, restriction or law applicable to the Manufacturing Facility on the Manufacturing Facility Completion date; (d) insurance costs for coverage that is FOUNDATION’s responsibility hereunder, including premiums, insurance deductibles, and co-insurance payments; (e) costs of structural or other repairs that are FOUNDATION’s responsibility under Section 15.7; or (f) any fee or compensation to FOUNDATION or its Affiliates, designees, agents or contractors for management or administration of the Manufacturing Facility. The Parties acknowledge and agree that they are continuing to develop the full scope of terms under which the Parties will conduct this alliance. The Parties acknowledge and agree that the key terms are contained in this Agreement; however, one or more follow on contracts and/or amendments in addition to this Agreement may be needed to fully detail and complete the Parties’ current and expected subsequent understandings. Therefore, it is anticipated that this Agreement will be amended and/or supplemented to accommodate the Parties further agreement on terms.

4.3	SILEVO Investment & Spending

In accordance with and subject to the terms set forth in this Agreement, including Exhibit A, provided FOUNDATION performs its obligations as required hereunder: (a) SILEVO commits to invest and spend in the Manufacturing Operation at a level that ensures competitive product costs as determined by the market place for a minimum of five (5) years from Full Production Output from the Manufacturing Operation; (b) SILEVO will be responsible for and pay all costs associated with operation of the Manufacturing Facility during the Term after the Manufacturing Facility Completion; and (c) SILEVO will spend or incur approximately $5 Billion in combined capital, operational expenses and other costs in New York State (which, for the avoidance of doubt, shall include amounts spent or incurred by SILEVO for consumables and raw materials consumed or used by SILEVO at the Manufacturing Facility or other manufacturing facility in the State of New York), including at its next generation manufacturing, business and related operation in Western New York, during the ten (10) year period commencing with Full Production Output.

4.4	SILEVO Employment Targets

(a)	Provided FOUNDATION performs its obligations under Sections 4.1(c) and 5.1(a) - 5.1(c), SILEVO will employ and hire as SILEVO employees personnel for a minimum of 1,460 high tech jobs for the Manufacturing Operation at the Manufacturing Facility in Western New York, with SILEVO to employ and hire as SILEVO employees personnel for 900 of such jobs over the initial two (2) years of the collaboration commencing on the Manufacturing Facility Completion Date as follows (the number of job hires in each job category below represent the job hires that must be in place by the end of the 24th month):

Positions	Month 24
Operators	710
Maintenance	100
Facilities	20
Manufacturing Engineers	50
Procurement	8
Administration	12

Totals:	900

If Manufacturing Facility Completion occurs after the Completion Deadline, then the periods set forth above shall be extended one day for each day between the Completion Deadline and the date that Manufacturing Facility Completion occurs. SILEVO commits to the retention of these jobs for a period of no less than five (5) years. The jobs set forth in this Section 4.4(a) and in Section 4.4(b) below are expected to be high tech and related service and manufacturing jobs and that conform with the requirements of the funding agency(ies) supporting this Agreement.

(b)	In addition to the 1,460 jobs under Section 4.4(a), provided FOUNDATION performs its obligations under Sections 4.1(c) and 5.1(a) - 5.1(c), SILEVO agrees to employ personnel for a minimum of 2,000 jobs over the five years of the collaboration following Manufacturing Facility Completion to be located in New York State to support downstream solar panel sales and installation activities within New York State. SILEVO commits to the retention of these jobs for a period of no less than five years.

(c)	In addition to the 3,460 jobs under Sections 4.4(a) and 4.4(b), provided FOUNDATION performs its obligations under Sections 4.1(c) and 5.1(a) - 5.1(c), SILEVO commits to work with FOUNDATION, on behalf of CNSE, to attract and retain from SILEVO contractors and suppliers 1,440 support jobs to be located in New York State following the Full Production Output date.

4.5	SILEVO R&D/Programmatic Commitments

SILEVO commits to use its commercially reasonable efforts to assist, guide and execute the activities outlined below following Manufacturing Facility Completion, provided FOUNDATION performs its obligations under Sections 4.1(c) and 5.1(a) - 5.1(c):

—	Work with FOUNDATION, on behalf of CNSE, to develop next generation PV module technology educational curriculum and workforce training content; deliver joint educational programs, seminars, and conferences.

—	Offer internships that will enable SUNY students to participate in the development and manufacture of next generation PV modules and related devices.

—	Participate, as and when appropriate, in the energy related centers CNSE has established or participate in programs such as E2TAC, PVMC, iCLEAN, NREL Clean Energy Alliance, New Energy NY, NICE-IP, and CLEAN.

—	Provide leadership assistance, pertinent resources, and undertake collaborative R&D activities for the establishment and growth of next generation PV module commercialization in association with PVMC.

—	Work with FOUNDATION, to develop joint economic outreach proposals targeting federal and State funding programs and implement joint business development strategies.

4.6	Contribution Verification and Audit

SILEVO represents that it has received all corporate consents and approvals it requires to enter into this Agreement and that it either has received or, within 45 days following the Effective Date, will receive all corporate consents and approvals it requires to perform its obligations under this Agreement. SILEVO shall give FOUNDATION written notice of its failure to receive all corporate consents and approvals within 45 days following the Effective Date for SILEVO to spend or incur approximately $5 Billion in combined capital, operational expenses and other costs in New York State under subpart (c) of Section 4.3 of this Agreement within 5 business days after such 45 day period. Following Manufacturing Facility Completion, SILEVO shall provide FOUNDATION with reports verifying SILEVOs contributions to the Program and the fair market value of such contributions and such other information as reasonably requested by FOUNDATION, with such reports being duly acknowledged by an officer of SILEVO and in such form as reasonably requested by FOUNDATION. During any audit, FOUNDATION or its accounting firm may examine and copy SILEVO’s books, records, documents, and other supporting data relating to this Agreement and the Program expenditures, provided that FOUNDATION and its accounting firm comply with reasonable confidentiality requirements. SILEVO shall maintain accurate books, records, documents, and other supporting data which relate to all financial matters concerning the Program and its obligations under this Agreement for six (6) years from the date of termination of this Agreement. FOUNDATION will notify SILEVO in writing before any audit and will conduct such audit at reasonable times.

4.7	PHASE II

SILEVO or a SILEVO Affiliate may develop solar panel manufacturing capacity beyond that described in this Agreement (“Phase II”). (For the avoidance of doubt, Phase II shall not include SILEVO’s contemplated development facility in California that will have ancillary manufacturing.) For Phase II, SILEVO may occupy additional space at the Riverbend Development Site. The Parties agree to discuss developing a strategy for locating SILEVO’s Phase II in New York State, including the constructing, renovating, retrofitting, or rehabilitating of additional manufacturing facility space. If located in New York State, the Phase II space is intended by the Parties to be state-of-the-art manufacturing facilities and infrastructure, to be owned by FOUNDATION or its designee, assigned to the exclusive use of, and operated by SILEVO at the Riverbend Development Site, in support of Phase II of SILEVO’s manufacturing operations. Phase II may support production of up to an additional 5 GWs of SILEVO’s innovative Triex PV modules and create such additional manufacturing and support jobs as mutually agreed to in writing by the Parties. As sources of capital are not yet identified for this Phase II expansion, whether from collaboration between the Parties, the State, and/or via SILEVO’s own fundraising efforts, the Parties will identify future commitments if and when appropriate, and such future commitments, if any, will be subject to further written agreement of the Parties. SILEVO hereby grants FOUNDATION on behalf of CNSE the right to have the first opportunity to discuss, negotiate, and enter into an agreement with SILEVO or a SILEVO Affiliate with respect to the location of Phase II. If, at any time during the Term of this Agreement, SILEVO or a SILEVO Affiliate has a commercially reasonable good faith intention to proceed with Phase II, then prior to SILEVO or a SILEVO Affiliate entering into a binding agreement with respect to the location, lease or purchase of Phase II with any party other than FOUNDATION on behalf of CNSE, SILEVO will notify FOUNDATION on behalf of CNSE of the commercially reasonable good faith intention of SILEVO or a SILEVO Affiliate to proceed with Phase II. The Parties will negotiate in good faith and attempt to reach a mutual agreement in writing within 120 days from the date on which FOUNDATION receives notice from SILEVO (“Negotiation Period”) for SILEVO or a SILEVO Affiliate to locate Phase II in New York State. During the Negotiation Period, neither SILEVO nor any of its Affiliates may negotiate with any party other than FOUNDATION on behalf of CNSE with respect to Phase II. After expiration of the Negotiation Period, if the Parties have not reached an agreement in writing for SILEVO or a SILEVO Affiliate to locate Phase II in New York State, then SILEVO will be free to locate Phase II at any location it determines.

4.8	START-UP NY

The Parties will use good faith efforts to pursue with New York State, the inclusion of the Riverbend Development Site in the Start-Up NY Zone. In the event the SILEVO location in Western New York is designated by New York State as a Start-Up NY zone, SILEVO and FOUNDATION commit to working together to identify additional SILEVO commitments in jobs and investments at its location in Western New York.

V.	FOUNDATION PROGRAM CONTRIBUTION OBLIGATIONS

5.1	Manufacturing Facility and Manufacturing Equipment

(a)	FOUNDATION will generate funding from the State of New York sufficient to design and construct the Manufacturing Facility, not to exceed $350 Million, to be administered through FOUNDATION, to build the Manufacturing Facility and related infrastructure, as may be mutually agreed to by the Parties, to house SILEVO’S Manufacturing Operations in Western New York at the Site. The Manufacturing Facility will be constructed and owned and controlled by FOUNDATION and/or its designee and, in accordance with this Agreement, including Exhibit A, leased to SILEVO for its exclusive use for a minimum of ten (10) years. Under no circumstances will the costs to design and construct the Manufacturing Facility and related infrastructure exceed $350 Million.

(b)	The Parties agree that SILEVO will have the opportunity to fully participate in the design and construction process for the Manufacturing Facility. FOUNDATION and SILEVO shall jointly negotiate the contracts for the design and construction of the Manufacturing Facility including approving the budget for the contracts for the design and construction of the Manufacturing Facility, with the intent of the Manufacturing Facility to be completed in compliance with SILEVO’s requirements under this $350 Million allocation. FOUNDATION shall cause the Manufacturing Facility to be constructed in a good and workmanlike manner in accordance with all laws, plans approved by SILEVO consistent with the requirements set forth in Exhibit B-1 and a detailed project schedule consistent with Section 4.1(c), pursuant to one or more guaranteed maximum price contracts requiring competitive bids for subcontractors. Notwithstanding anything to the contrary in Sections 5.1(a), (c), (d) and (h) and Exhibit A, FOUNDATION shall be solely responsible for, and the $350 Million and $750 Million amounts referenced herein shall not be applied toward, costs for roads, utilities and other site improvements (including those described in Exhibit B-2), which FOUNDATION shall cause to be installed as part of the Manufacturing Facility.

(c)	FOUNDATION will generate funding from the State of New York sufficient to acquire, deliver to the Manufacturing Facility and commission the Manufacturing Equipment, not to exceed $400 Million, to be administered through FOUNDATION, to advance funds to equip the Manufacturing Facility with the Manufacturing Equipment. The Manufacturing Equipment will be owned by FOUNDATION and, in accordance with this Agreement and Exhibit A, leased to SILEVO for its exclusive use for a minimum of ten (10) years. Under no circumstances will the FOUNDATION’s obligation to advance funds for the costs associated with the Manufacturing Equipment exceed $400 Million. If SILEVO fails to achieve the Investment and Job Milestones set forth in Exhibit G, then SILEVO must pay FOUNDATION the Program Payments in accordance with Exhibit G.

(d)	Under no circumstance will FOUNDATION costs for the Manufacturing Facility and Manufacturing Equipment exceed $750 Million.

(e)	FOUNDATION or, if a designee acquired the Site, such designee will lease the Manufacturing Facility to SILEVO for the consideration of $1.00 per year for a minimum of ten (10) years in accordance with the terms of a separate written lease agreement consistent with the terms of this Agreement and FOUNDATION will lease the Manufacturing Equipment to SILEVO for the consideration of $1.00 per year for a minimum of ten (10) years, which leases shall commence on the Manufacturing Facility Completion and expire on the expiration of the Term and permit SILEVO access thereto prior to the commencement date.

(f)	The Parties will enter into such other terms and/or agreements and take such other actions as are reasonably necessary or advisable to give effect to the key terms of this Agreement and implementation of the agreements of the Parties contained in this Agreement.

(g)	FOUNDATION (or its Affiliate) and SILEVO will mutually agree in writing on terms associated with any option to renew the lease for the Manufacturing Facility and the Manufacturing Equipment from FOUNDATION to either: 1) allow SILEVO to purchase the Manufacturing Equipment at fair market value and lease or purchase the Manufacturing Facility at fair market value from FOUNDATION; or 2) with SILEVO committing to spend or incur at least $3 Billion in additional combined capital, operational expenses and other costs in New York State (as described in Section 4.3(c)), including at its next generation manufacturing, business and related operation in Western New York, during a ten (10) year period commencing on the tenth anniversary of Manufacturing Facility Completion, FOUNDATION (or its Affiliate) will extend the $1.00 per year lease terms for the Manufacturing Facility for an additional ten (10) years, including use of the Manufacturing Equipment at no additional cost.

(h)	FOUNDATION represents that it has received all FOUNDATION consents and approvals it requires to enter into and perform its obligations under this Agreement (subject to receipt of the funding commitments and permits in subparts (i) and (ii) below) and agrees that the following events (each, a “Milestone Event”) must occur by the following dates (each, a “Milestone Date”), which it shall use commercially reasonable efforts to achieve:

(i) FOUNDATION has obtained the award by the State of New York to provide FOUNDATION with $225 Million of the total not to exceed funding amount of $750 Million required under Sections 4.1(c) and 5.1(a) - 5.1(c). By no later than forty-five (45) days after the Effective Date, FOUNDATION will have obtained the award from the State of New York to provide FOUNDATION with the balance of the total not to exceed funding amount of $750 Million required under Sections 4.1(c) and 5.1(a) - 5.1(c) for the construction of the Manufacturing Facility and site development and the purchase, installation and commissioning of the Manufacturing Equipment and for ongoing performance of FOUNDATION’s obligations under this Agreement. FOUNDATION shall give SILEVO written notice of its receipt or failure to receive such funding commitments within 5 days after such Milestone Date.

(ii) FOUNDATION represents that FOUNDATION’s Affiliate, FSMC, has acquired fee simple title to the Site. By no later than forty-five (45) days after the Effective Date, FOUNDATION or FOUNDATION’s Affiliate will obtain all building permits and all approvals needed to build the Manufacturing Facility in accordance with the plans, specifications and other requirements agreed on in writing by the Parties and will have commenced or caused to be commenced construction on the Manufacturing Facility and related infrastructure.

(iii) By no later than thirty (30) days after the Parties have agreed on the Final Requirements for each component of the Manufacturing Equipment, FOUNDATION has issued purchase orders for the purchase of such Manufacturing Equipment that complies with the Final Requirements, and the vendors of the Manufacturing Equipment have accepted such purchase orders. As the purchase of components of the Manufacturing Equipment may occur in phases, each prospective purchase of a component of the Manufacturing Equipment shall create a separate Milestone Event.

(iv) By the dates set forth on Exhibit I (the “Construction Milestones”), FOUNDATION (or its Affiliate) will have caused its contractors to achieve the Milestone Events described in Exhibit I.

(i)	If any Milestone Event fails to occur by the applicable Milestone Date, the Parties shall immediately confer to discuss the reasons for the delay and the date that FOUNDATION expects the Milestone Event to occur. Notwithstanding the foregoing or anything to the contrary contained in this Agreement (including Section 11.2 and Section 19.5, neither of which shall serve to extend any Milestone Date), if a Milestone Event does not occur within thirty (30) days after the applicable Milestone Date set forth above, then (1) either Party shall have the right to terminate this Agreement at any time thereafter with respect to the failure of a Milestone Event described in clause (i) above (provided FOUNDATION may only do so if it delivers written notice of such termination to SILEVO within fifteen (15) days after such Milestone Event), and (2) SILEVO shall have the right to terminate this Agreement at any time thereafter with respect to the failure of a Milestone event described in clauses (ii), (iii) and (iv) above. If a Party elects to exercise its termination rights under this Section 5.1(h), it shall provide written notice of termination to the other Party, in which case neither Party shall have any liability or obligation to the other Party arising out of any such termination.

Additionally, once FOUNDATION has commenced construction of the Manufacturing Facility, if it encounters a condition on or about the Manufacturing Facility Site or circumstances arise such that it can be reasonably anticipated that Manufacturing Facility Completion cannot be achieved within three (3) months after the Completion Deadline, then SILEVO shall have the right to terminate this Agreement at any time after such delay has been identified by providing written notice to FOUNDATION, in which case neither Party shall have any liability or obligation to the other Party arising out of any such termination.

FOUNDATION (or its Affiliate) and SILEVO will jointly negotiate the contracts with the developer, construction contractor, and architect for the development, design and construction of the Manufacturing Facility and such contracts with the contractor, architect and developer will include payment obligations for the failure of the Construction Milestones to be met by the dates set forth in Exhibit I in such amounts as jointly negotiated by FOUNDATION (or its Affiliate) and SILEVO with the contractor, architect and developer, which payments, if any, FOUNDATION (or its Affiliate) will use for the Manufacturing Facility and Site.

5.2	Workforce Education and Training

FOUNDATION commits to work with SILEVO to help recruit, relocate and train the workforce in Western New York necessary to staff SILEVO’s Manufacturing Facility.

5.3	FOUNDATION R&D Funding Targets

FOUNDATION commits to work with SILEVO to identify sources of funding to develop PV technologies. Such funding is projected to be generated from public and private funding sources.

5.4	Programmatic and Operational Commitments

FOUNDATION shall use best efforts to provide programmatic, logistical, and financial support and provide on-going economic outreach support leading to the submission of joint proposals for federal and State economic, technology and business development and other grant opportunities to assist SILEVO in the development and execution of the activities outlined in Section III.2., as mutually agreed upon between FOUNDATION and SILEVO.

FOUNDATION will use best efforts to make available to SILEVO relationships with already established clean energy centers and incubators such as E2TAC, PVMC (Halfmoon and Rochester locations), iCLEAN, NREL Clean Energy Alliance, New Energy NY, NICE-IP, and CLEAN to benefit SILEVO’s business endeavors in New York State and across the country.

FOUNDATION will use best efforts to provide an outlet for SILEVO’s Triex PV modules produced at the Manufacturing Facility through various pathways including New York State Energy Research and Development Authority (“NYSERDA”), which acts as the central procurement administrator for the New York State Public Service Commission’s New York State Renewable Portfolio Standard (“RPS”) targeting thirty percent (30%) of the State’s electrical consumption by 2015 to be generated from renewable sources, such as PV solar.

FOUNDATION will use best efforts to assist SILEVO in negotiating terms with key utilities that impact Manufacturing Facility site running costs.

VI.	FOUNDATION PRINCIPAL INVESTIGATOR

FOUNDATION shall provide or shall cause to be provided Dr. Alain E. Kaloyeros as the principal investigator regarding all technical, programmatic and facilities use requirements in respect of the terms and conditions of this Agreement and regarding the supervision, management and operation of the Program. If Dr. Alain E. Kaloyeros’ affiliation with CNSE should terminate for any reason, an appropriate replacement reasonably acceptable to SILEVO shall be appointed by FOUNDATION.

VII.	FOUNDATION GUIDELINES

FOUNDATION may provide to SILEVO documents setting forth commercially reasonable guidelines applicable to (a) SILEVO’s employees and agents that are resident or working at the CNSE Facilities and, to the extent applicable, such guidelines shall be consistent with the terms and conditions of this Agreement, and (b) SILEVO’s use of CNSE Facilities for conducting operations of the Program. The Parties shall agree upon and shall document other guidelines that shall apply to the Parties’ employees and agents participating in the Program.

VIII.	INTELLECTUAL PROPERTY

Rights in and obligations with respect to intellectual property created under this Agreement shall be in accordance with the terms of Exhibit D. Except as set forth in Exhibit D, no rights in any intellectual property are conveyed or granted by or under this Agreement.

IX.	PROJECTS

The Parties may from time to time during the Term of this Agreement mutually agree to define and enter into one or more Statement(s) of Work (“SOW(s)”) for Projects in accordance with Exhibit D.

X.	PROGRAM REVIEW AND DISPUTE RESOLUTION

10.1.	The Parties will establish an annual program review process with appropriate senior executives of the Parties of at least the level of Vice President or other comparable level as defined by each Party.

10.2.	Each Party shall designate a “Program Manager” to oversee its participation in Projects and the Program.

10.3	The Program Managers will exercise reasonable efforts in attempting to reach mutual agreement on all issues and matters under their consideration. If the Program Managers cannot reach agreement in a reasonable amount of time, the Program Managers shall refer the dispute in writing to the senior executives of the Parties that are designated under Section 10.1, who shall discuss and meet in person, if necessary, in order to negotiate a resolution to the dispute.

XI.	TERM AND TERMINATION

11.1	Term

The term of this Agreement begins on the Effective Date and shall extend for ten (10) years from when Manufacturing Facility Completion has been achieved, unless the Parties extend the term of this Agreement in accordance with the terms of this Agreement or unless this Agreement is terminated by a Party in accordance with the terms of this Agreement (“Term”). The Parties may mutually agree in a written amendment to this Agreement to extend the Term of this Agreement for an additional ten (10) years or for such other period of time as the Parties agree. The Parties anticipate the need for SILEVO to have subsequent renewal options generally and in the event that the Parties decide not to extend this Agreement or if this Agreement is otherwise terminated. In the event that the Parties mutually agree in a written amendment to extend the Term of this Agreement, the Parties will mutually agree on terms to renew the lease for the Manufacturing Facility and the Manufacturing Equipment from FOUNDATION (or FOUNDATION’s Affiliate).

11.2	Agreement Termination for Breach, Default or Failure to Perform

If a Party becomes a breaching Party (the “Breaching Party”) by breaching, defaulting or failing to perform any representation, warranty, covenant, obligation or agreement hereunder in any respect that is material to this Agreement, then the other Party (the “Non-Breaching Party”) may terminate this Agreement through a written notice to the Breaching Party (the “Breach Notice”) enumerating the Breaching Party’s breach(es) or failure(s) to perform or event(s) of default under this Agreement; provided, that within sixty (60) calendar days after the date upon which the Breach Notice was delivered to the Breaching Party, the Breaching Party shall be entitled to cure any of the breaches, failures to perform or events of default identified in the Breach Notice. If at the end of the 60-day cure period, any of the identified breaches, failures to perform or events of default have not been cured, the Non-Breaching Party may, by a signed written notice, terminate this Agreement with respect to the Breaching Party, effective immediately. Notwithstanding the above, if the Breaching Party commences to cure the breaches, failures to perform or events of default identified in the Breach Notice within the 60-day cure period, but is unable to reasonably complete the cure within such period, the Breaching Party shall, upon written notice to the Non-Breaching Party prior to the end of the original cure period, together with a reasonably detailed explanation of how such cure would be achieved, have an additional 60-day cure period to complete the cure. The cure periods herein shall not apply to the Completion Deadline or the Milestone Events set forth in Sections 4.1(d) and 5.1(h).

11.3	Other Agreement Termination Events

If any Party (an “Affected Party”) commits, engages in or suffers any of the following events, then the other Party may terminate this Agreement by written notice to the Affected Party:

(a) Is dissolved or liquidated, files or has filed against it (and it is not dismissed within ninety (90) days of filing) a petition in bankruptcy, reorganization, dissolution or liquidation or similar action, is adjudicated as bankrupt, or has a receiver appointed for its business;

(b) Has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

(c) Makes an assignment of this Agreement for the benefit of creditors; or

(d) Is subject to property attachment, court injunction, or court order materially affecting its ability to honor its obligations under this Agreement.

(e) If a third-party obtains all or substantially all of the assets of SILEVO (which include the lease of the Manufacturing Facility) and (i) such third party fails to agree in writing to be bound by all of the terms and conditions of this Agreement accruing thereafter as if such third-party instead of SILEVO was the original contracting party with FOUNDATION under this Agreement and deliver such writing to FOUNDATION, and (ii) except as permitted under Section XVI, FOUNDATION declines to consent to such assumption (which consent shall not be unreasonably withheld by FOUNDATION).

11.4	Effects of Agreement Termination, Party Termination

(a) The Parties anticipate the need for SILEVO to have renewal options generally and in the event that the Parties decide not to extend this Agreement or if the Agreement is otherwise terminated, the Parties will further discuss and document mutually agreeable renewal terms in the lease.

(b) If a Party’s participation in this Agreement is terminated by another Party in accordance with Sections 11.2 or 11.3, such Party shall be termed a “Terminated Party” herein, and the other Party (as to whose participation in this Agreement has not terminated) shall be termed the “Continuing Party” herein.

(c) Any termination of the entire Agreement shall result in termination of all Projects and all other Program-related activities. Any termination with respect to or withdrawal by a Terminated Party shall terminate the Terminated Party’s current and/or prospective participation in all Project activities as of the effective date of the Terminated Party’s termination, but shall not relieve such Terminated Party of liability under Section 11.5 or as otherwise provided in this Agreement.

(d) Upon termination of a Terminated Party’s participation in this Agreement, the Terminated Party shall destroy or return to the Continuing Party all Confidential Information (as defined in Exhibit E) of the Continuing Party, as well as all copies and resumes thereof (except one (1) copy thereof which may be retained for archival and legal purposes), and the Terminated Party shall so certify such return or destruction in writing to the Continuing Party.

11.5	Liability upon Termination

(a)	If FOUNDATION is the Terminated Party, FOUNDATION’S total cumulative liability for the entirety of any remaining contributions and payments described in Sections IV or V of this Agreement shall not, under any circumstances, exceed $750,000,000 until FOUNDATION has been awarded $750,000,000 by the State of New York, after which FOUNDATION’s total cumulative liability shall not, under any circumstances, exceed $750,000,000 minus any payments previously made by FOUNDATION under Sections 4.1(c) or 5.1(a)-5.1(c).

(b)	If SILEVO is the Terminated Party, SILEVO’s total cumulative liability for the entirety of any remaining contributions, payments and obligations described in Section IV and Exhibit G hereof shall not, under any circumstances, exceed the Unamortized Foundation Investment, less any amounts paid by SILEVO under Exhibit G. The “Unamortized Foundation Investment” means an amount equal to (i) the lesser of $750,000,000 and the amount actually expended by FOUNDATION under this Agreement prior to the termination (excluding any amounts hereunder that are expressly to be at FOUNDATION’s sole cost and not subject to reimbursement or application to the caps set forth above), multiplied by (ii) a percentage, the numerator of which is equal to the difference between (x) $5,000,000,000, and (y) the amount of capital, operational expenses and other costs incurred or spent by SILEVO through the effective date of termination as provided in Article 4, and the denominator of which is equal to $5,000,000,000.

11.6	Failure of State Funding

FOUNDATION is reliant on the allocation of New York State funds to satisfy FOUNDATION’s contribution obligations under Section 5.1 of this Agreement. In the event that the requisite New York State funding is not allocated to FOUNDATION, SILEVO shall have the right to terminate this Agreement as provided in Section 5.1(i). Termination under this Section 11.6 shall not be regarded as termination for breach, default or failure to perform under Section 11.2 or other termination events under Section 11.3, but rather shall be considered termination by reason of impossibility. FOUNDATION shall have no further obligations except those which apply to termination under this Section 11.6 or which otherwise survive termination as set forth in this Agreement.

XII.	PUBLICITY

12.1	Any press releases, public announcements, and publicity regarding this Agreement, the relationship between the Parties, or the content and results of Projects must be approved by both Parties in writing prior to any press release, public announcement, or other publicity by either Party or by the State of New York, excluding any non-public communication that is internal to any individual Party or used solely by the Parties within the Program.

12.2	Subject to 12.3, a Party may publicly reveal the existence of and the total contribution amounts under this Agreement only with prior consent of the other Party.

12.3	SILEVO may disclose this Agreement to any potential or actual investor, provided that (a) such investor executes a standard non-disclosure agreement consistent with the terms of this Agreement, (b) SILEVO provides notice of the disclosure to FOUNDATION within seven (7) days after the date of the disclosure, and (c) in the event of a related breach by such investor of the non-disclosure agreement, SILEVO shall immediately notify FOUNDATION of such breach and provide FOUNDATION with all information related to such breach. A Party may also disclose this Agreement (a) in order to comply with its or any of its Affiliate’s obligations under applicable law, including securities laws and the rules of any national securities exchange and (b) as permitted under Section 5(b) of Exhibit E.

12.4	Any public use by either Party of the names or logos associated with the other Party requires the prior written consent of the other Party.

XIII.	CONFIDENTIAL INFORMATION

The Parties agree that the terms set forth in Exhibit E of this Agreement shall govern the handling of Confidential Information disclosed by a Party to another Party prior to or during the Term of this Agreement.

XIV.	INTENTIONALLY OMITTED

XV.	REPRESENTATIONS/WARRANTIES/LIABILITIES/INDEMNIFICATION

15.1	As of the Effective Date, SILEVO and FOUNDATION represent and warrant, as applicable, the following:

(a)	Each Party has the authority to enter into this Agreement and perform its obligations under this Agreement and any other documents and instruments contemplated hereby to be executed and delivered by such Party.

(b)	The execution, delivery and performance by such Party of this Agreement and all of the documents and instruments contemplated hereby to be executed and delivered by such Party are within the legal power and authority of such Party and have been duly authorized by all necessary action of such Party. This Agreement is, and the other documents and instruments required hereby to be delivered by it will be, when executed and delivered, the valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms.

(c)	The execution, delivery and performance of this Agreement and all of the other documents and instruments contemplated hereby to be executed and delivered by such Party does not and will not conflict with or violate any material judgment, order or decree binding on such Party.

(d)	Such Party has the full right, power and authority to grant any licenses to be granted by such Party pursuant to this Agreement.

(e)	There are no outstanding agreements, assignments or encumbrances that have been made by such Party and by which such Party is bound and that are inconsistent with or are violated by the provisions of or granting of such licenses.

(f)	There is no litigation, governmental investigation, suit, action, proceeding or written claim of any kind pending and to the Knowledge of SILEVO, none are threatened against SILEVO or any of its subsidiaries or affiliates adversely affecting the ability of SILEVO to perform its obligations under this Agreement.

15.2	Injunctive Relief

Either Party may seek to enforce any of the specific provision(s) of this Agreement by commencing an action for injunctive or other equitable relief at any time.

15.3	Limitations of Liability

(a)	Except for (i) a Party’s failure to make the specific payments, contributions, deliveries or provide the services or support under Sections IV and V of this Agreement, (ii) a Party’s respective obligations under Sections VIII, 12.3, and XIII, and (iii) matters or claims in respect of this Agreement that relate to workers compensation, bodily injury, death, sickness, disease, disability and damage or destruction to real or personal property, tools and equipment, each Party’s total cumulative liability for any and all matters, causes of action or indemnifications in any way relating to this Agreement or for the performance or non-performance or breach of any representation, warranty, covenant, duty or obligation under this Agreement, regardless of the form of action, shall be limited to damages and/or payments which shall not exceed $5 Million, in the aggregate.

(b)	With respect to only subsections (i) and (iii) of Section 15.3(a) of this Agreement, each Party’s total cumulative liability for any and all matters, causes of action or indemnifications (including, but not limited to, Section 15.5 of this Agreement) in any way relating to such subsections or for the performance or non-performance of any covenant, duty or obligation thereunder, regardless of the form of action, shall be limited to damages and/or payments which shall not exceed in the aggregate (1) with respect to Section 15.3(a)(i) of this Agreement, the limits under Section 11.5, as to matters addressed in Section 11.5, and (2) with respect to Section 15.3(a)(iii) of this Agreement, only for those matters or claims that relate to damage or destruction to real or personal property, tools and equipment to the extent such matters or claims are not covered by insurance that is required to be carried by a party under this Agreement or under the lease or use agreement or similar agreement for the Manufacturing Facility and Manufacturing Equipment, in each case of such damage or destruction, equal to the sum of (i) the insured value of the real or personal property, tools and equipment, and (ii) $5 Million, in the aggregate.

(c)	Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Parties agree that any liability or obligations under this Agreement shall not include any special, punitive, indirect, incidental or consequential damages, including, but not limited to, lost profits, even if a Party has been made aware of the possibility of such damages.

15.4	Insurance

SILEVO and FOUNDATION shall obtain the insurance coverage and/or limits in accordance with Exhibit F and each agrees to the terms set forth in Exhibit F.

15.5	Indemnification

(a)	(i) Each Party (the “Indemnitor”) to this Agreement shall, subject to the limitations set forth in Section 11.5 and Section 15.3, indemnify, save, hold harmless and defend the other Party and its officers, directors, managers, shareholders, employees, agents, advisors and assigns (collectively, “Party Indemnitee”) and (ii) SILEVO, as Indemnitor, shall also, subject to the limitations set forth in Section 11.5 and Section 15.3, indemnify, save, hold harmless and defend FSMC, CNSE, SUNY IT, the State of New York and SUNY, and their officers, directors, managers, shareholders, employees, Affiliates, Subsidiaries, agents, advisors and assigns (“SUNY Indemnitee”, and collectively with each Party Indemnitee, an “Indemnitee”), in each case from and against any and all claims (including, without limitation, third party claims), damages, demands, actions, judgments, lawsuits, proceedings, assessments, liabilities, losses, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses, whether incurred in a third party action or in an action to enforce this Agreement), whether or not subject to litigation (collectively, “Indemnified Claims”), incurred by any Indemnitee in connection with, by reason of, or arising out of (A) the breach, untruthfulness or inaccuracy of any representation or warranty of the Indemnitor that is contained in this Agreement, (B) the breach or failure to keep, observe or perform any covenant or obligation of the Indemnitor in this Agreement, (C) any fraud of the Indemnitor (or its employees or agents) in connection with the performance of this Agreement, (C) any damage or destruction of third party property, or injury, sickness, disease or death to persons, resulting from the Indemnitor’s or its employees’ or agents’ negligence or misconduct, or (D) any act or omission or violation of statutory duty or regulation by the Indemnitor or any of its employees or agents. SILEVO shall also defend, indemnify and hold harmless FOUNDATION and FOUNDATION Affiliates as set forth herein, in connection with any goods and/or services arising under this Agreement, provided, made, sold and/or transferred by SILEVO and in connection with any breach by an investor of a non-disclosure agreement entered into by SILEVO pursuant to Section 12.3.

(b)	An Indemnitee, for purposes of asserting the indemnifications under this Section, will give the applicable Indemnitor written notice of any Indemnified Claim within thirty (30) days after the Indemnitee (a) receives notice of an Indemnified Claim for which indemnification is sought or (b) determines that an event of which it is aware is likely to give rise to an Indemnified Claim for indemnification, and the Indemnitee will give copies to the Indemnitor of all information and documents relating to such Indemnified Claim or potential Indemnified Claim that are received by the Indemnitee within thirty (30) days after the Indemnitee’s receipt thereof or, if applicable, within thirty (30) days after the Indemnitee makes the determination referred to in clause (b); provided, that the failure of the Indemnitee to give notice or deliver copies of information or documents within the specified time periods shall not limit the Indemnitee’s right to claim indemnification hereunder, except to the extent that the Indemnitor can demonstrate that it was actually damaged by the failure to give notice or provide information or documents within the specified time periods. The applicable Indemnitor will be obligated to defend any Indemnified Claim for indemnification hereunder, and to select counsel for any third-party Indemnified Claim, which counsel shall be reasonably satisfactory to the Indemnitee, all at the sole cost and expense of the Indemnitor; provided, that the Indemnitee will be allowed, at its expense, to participate in such defense; provided, further, that no settlement shall be entered into without the approval of the Indemnitee; provided further, that in the event the Indemnitor proposes in good faith to settle an Indemnified Claim that requires solely the payment of money damages by the Indemnitor on terms acceptable to the third-party claimant and the Indemnitor is ready, willing and able to completely satisfy the Indemnified Claim on such terms but the Indemnitee does not consent to the settlement on such terms, the Indemnitee shall be responsible for all liability or expenses (including reasonable legal expenses and costs) with respect to such Indemnified Claim that exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Indemnitee initially gave notice to the Indemnitor withholding its consent to the proposed settlement. Notice of the Indemnitor’s intention to defend any such Indemnified Claim shall be given to the Indemnitee within twenty (20) days after the Indemnitee shall have notified the Indemnitor of the Indemnified Claim (but in all events at least five (5) business days prior to the date that an answer or other response is due to be filed or made), which notice shall contain an acknowledgment in writing of the Indemnitor’s obligation to indemnify the Indemnitee with respect to such Indemnified Claim under this Section. In the event the Indemnitor fails or elects not to defend any such Indemnified Claim hereunder, the Indemnitee shall have the right to so defend such Indemnified Claim at the sole obligation, cost and expense of the Indemnitor.

(c)	The indemnifications set forth in this Agreement shall remain operative and in full force and shall survive the execution and performance hereof and the termination or expiration of this Agreement, as well as the withdrawal of either Party from this Agreement for any reason.

15.6	Limitation of FOUNDATION Representations and Warranties

Except to the extent described in this Agreement, FOUNDATION makes no representation or warranty, express or implied, with respect to the condition or suitability of the CNSE Tools, the Manufacturing Equipment, CNSE Facilities or any part thereof in respect of the operations and activities of the Program, including but not limited to any implied warranties of merchantability or fitness for a particular purpose, or warranty of non-infringement of third party intellectual property rights.

15.7	Maintenance and Repairs

FOUNDATION will manage the design and construction of the Manufacturing Facility, subject to SILEVO’s rights under Section 5.1(b). FOUNDATION shall keep the foundation, the exterior walls, plate glass windows, exterior entrance doors, exterior entrance door closure devices, and other exterior openings; window and window frames, molding, locks, and hardware; signs, placards, decorations or advertising media of any type, underground utilities and roof of the Manufacturing Facility and furnace in good repair. FOUNDATION will keep SILEVO apprised, where applicable, of maintenance and repair work to the Manufacturing Facility and will coordinate any such maintenance and repair work with SILEVO so as to minimize the disruption of the Manufacturing Operations.

SILEVO shall be responsible for the maintenance and repair of the Manufacturing Equipment. SILEVO shall make all needed repairs and replacements of the Manufacturing Equipment, within the Manufacturing Facility (including all utility systems located either within or above ground on the outside perimeter of the Manufacturing Facility), except for repairs and replacements required to be made by FOUNDATION hereunder.

In the event the Manufacturing Equipment should become in need of maintenance or repair required to be made by SILEVO hereunder, SILEVO shall give prompt written notice thereof to FOUNDATION reasonably describing the maintenance and repair work to be performed, the Manufacturing Equipment affected, and proposed treatment; but in the event a condition arises with respect to the Manufacturing Equipment that either (i) creates a materially unsafe condition or imminent danger to persons with respect to the Manufacturing Equipment, or (ii) materially impairs the Manufacturing Equipment, as determined by FOUNDATION, FOUNDATION may make immediate interim repairs as are necessary to prevent damage from occurring. FOUNDATION and SILEVO shall work together to coordinate maintenance and repair under any available warranties. FOUNDATION may appoint SILEVO as its agent to enforce all such express warranties with respect to the Manufacturing Equipment on a case by case basis, to allow SILEVO to undertake needed maintenance and repairs on an expedited basis when necessary to minimize downtime and impact on the Manufacturing Operations.

In the event the Manufacturing Facility should become in need of maintenance or repair required to be made by FOUNDATION hereunder, FOUNDATION shall give prompt notice thereof to SILEVO; but in the event of a materially unsafe condition or imminent danger to persons with respect to the Manufacturing Facility, as determined by FOUNDATION, FOUNDATION shall make immediate interim repairs as are necessary to prevent damage from occurring.

Notwithstanding anything to the contrary contained in this Section 15.7, if a condition arises with respect to the Manufacturing Facility that either (i) creates a materially unsafe condition or imminent danger to persons, or (ii) materially impairs the manufacturing capacity or operation of the Manufacturing Operations, SILEVO shall provide prompt written notice thereof to FOUNDATION and FOUNDATION shall take commercially reasonable steps to address the condition, taking into account the urgency of the situation.

Where appropriate, FOUNDATION shall cooperate with SILEVO (e.g., assigning warranty rights) to enable SILEVO to address the condition.

15.8	SILEVO Assumption of Risk

Except to the extent due to the negligence, willful misconduct or violation of laws or this Agreement by FOUNDATION or its Affiliates or their respective employees, agents or contractors, SILEVO assumes all risks involved in the use of the Manufacturing Facility and Manufacturing Equipment, and shall be solely responsible for any and all accidents and injuries to persons and property which relate to SILEVO’s use of and access to the Manufacturing Facilities and Manufacturing Equipment in respect of the operations and activities of SILEVO under this Agreement and SILEVO agrees to accept the Manufacturing Facilities and the Manufacturing Equipment in the condition required under this Agreement.

15.9	Execution, Delivery and Performance

The Parties represent and warrant that the execution, delivery and performance of this Agreement does not and will not violate or create any material conflict with any of the terms or conditions of another agreement to which they are parties.

15.10	Hazardous Materials

Notwithstanding anything to the contrary in this Agreement, including Sections 4.1(e), 4.2, 4.3, 5.1, and 15.8, SILEVO shall not have any liability or obligation with respect to any Hazardous Materials located on or about the Site (including the soil, surface water or groundwater) or in the Manufacturing Facility (including building materials) currently or in the future that are not released, discharged, spilled or brought onto the Site by SILEVO or its employees, agents or contractors, including additional costs in constructing the Manufacturing Facility (including any vapor intrusion mitigation) that are attributable to any Hazardous Materials not released, discharged, spilled or brought onto the Site by SILEVO or its employees, agents or contractors or any ongoing monitoring, mitigation or remediation at the Site for any Hazardous Materials located on or about the Site currently (including any vapor intrusion mitigation) or in the future that are not released, discharged, spilled or brought onto the Site by SILEVO or its employees, agents or contractors (and the $350 Million and $750 Million amounts referenced in
Sections 5.1(a), (c), (d) and (h) and Exhibit A shall not be applied toward such costs). SILEVO shall indemnify and defend FOUNDATION FSMC, CNSE, SUNY IT, the State of New York and SUNY, and their officers, directors, managers, shareholders, employees, Affiliates, Subsidiaries, agents, advisors and assigns in accordance with 15.5(a) with respect to any Hazardous Materials released, discharged, spilled or brought onto the Site by SILEVO or its employees, agents or contractors in violation of law. “Hazardous Material” shall mean any material which is now or hereafter regulated by any governmental authority which poses a hazard to the environment or human health.

XVI.	ASSIGNMENT

A Party may not assign this Agreement or any of rights afforded hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that SILEVO may assign this Agreement to SolarCity Corporation (“SolarCity”) or any Affiliate of SolarCity. Notwithstanding the foregoing, (i) SILEVO shall not be required to obtain FOUNDATION’s prior written consent if (A) a third party(ies) acquires all or substantially all of the shares of stock of SILEVO, although SILEVO shall provide FOUNDATION with advance written notice of the identity of such third party(ies) and the general nature of the transaction, or (B) a third party (ies) acquires all or substantially all of the assets of SILEVO related to this Agreement, and the third party(ies) agrees to assume all of the obligations of SILEVO under this Agreement accruing thereafter, and (ii) without limiting the foregoing, SILEVO may assign this Agreement or sublet portions of the Manufacturing Facility to an Affiliate of SILEVO or an entity otherwise related to SILEVO by merger, consolidation or reorganization. In addition, SILEVO may not otherwise allow any other party, person or entity access to or use of the CNSE Tools or the CNSE Facilities, except employees of SILEVO’s Affiliates or other entities described in this paragraph above, or contractors, suppliers, customers, or investors thereof, provided they meet the same requirements imposed on SILEVO employees by FOUNDATION. Any assignment made in violation of this Section shall be void ab initio.

XVII.	COMPLIANCE WITH LAWS, REGULATIONS AND RULES

17.1	Each Party agrees to comply with all applicable laws, rules and regulations of the State of New York, the United States Government and of any other duly constituted governmental authority having jurisdiction over such Party, to the extent applicable to the activities under this Agreement and as may be updated by the applicable governmental authority from time to time. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and SILEVO represents and warrants that it will not re-export data or commodities to certain foreign countries or nationals of certain foreign countries without prior approval of the cognizant government agency. While FOUNDATION agrees to cooperate in pursuing any license that the cognizant agency deems necessary in connection with this Agreement, FOUNDATION cannot guarantee that such licenses will be granted. Each Party shall do all things necessary (a) to obtain in a timely manner all required licenses and approvals related to the activities under this Agreement and (b) to comply with all applicable laws, rules and regulations, including, but not limited to, the regulations of the United States Government relating to the export and re-export of technical data and commodities, related to the activities under this Agreement. In addition to the foregoing, SILEVO covenants that it will provide written certification by an authorized officer of the applicable corporation(s) that any export or re-export of any technical data and commodities related to activities under this Agreement will have a valid United States Department of Commerce export license or that no export license is required. SILEVO will not integrate, promote, sell or otherwise transfer any technical data and/or commodities under this Agreement to any customer or end user for use in any military applications (other than military housing and buildings). The Parties hereby acknowledge that stricter United States Government regulations may apply to the export and re-export of technical data and commodities to any of the following countries or to the nationals of any of the following countries: Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, Cuba, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Iran, Iraq, Laos, Latvia, Libya, Lithuania, Macao, Moldova, Mongolia, North Korea, People’s Republic of China, Romania, Russia, Sudan, Syria, Tajikistan, Turkmenistan, Ukraine, Uzbekistan, and Vietnam or as updated by the U.S. Department of Commerce. SILEVO has existing research and manufacturing relationships with companies in China, but SILEVO shall only export or re-export technical data and commodities to companies in China in compliance with applicable laws, rules and regulations and pursuant to applicable licenses and approvals.

17.2	Each Party represents and covenants that it has, or will have in place, established procedures and/or agreements with its employees, agents or others, including subcontractors, whose services the Party may require to fulfill the terms and conditions of this Agreement, sufficient to enable such employees, agents or others to comply with all the terms and conditions of this Agreement, and covenants that it shall require these employees, agents or others, including subcontractors, and any third-party visitor or guest to the CNSE Facilities, to agree to necessary and sufficient confidentiality and intellectual property provisions in writing. Each Party shall be responsible for the selection and screening of its employees, agents or others who will be assigned to work on the Program. Each Party will ensure, by management direction and if necessary by contract, that its employees, agents or others comply with the laws, rules and regulations of the State of New York, the United States Government and of any other duly constituted governmental authority having jurisdiction over such Party, as well as, the personnel, security and safety practices, procedures and requirements of the CNSE and FOUNDATION while such employees, agents or others are at the CNSE Facilities. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be interpreted such that any person who is not an actual employee of a Party or, in the case of FOUNDATION, an actual employee of an Affiliate, shall be treated or construed as a common law employee of such Party.

XVIII.	LITIGATION/ APPLICABLE LAW/ JURISDICTION/ SERVICE

18.1	The Parties shall attempt in good faith to promptly resolve any controversy, claim or dispute arising out of this Agreement, first in accordance with the provisions of Section X of this Agreement, and then, if the provisions of Section X of this Agreement are not successful, either Party may bring a legal action or proceeding to resolve such controversy, claim or dispute only in any United States District Court or in any state court of the State of New York, in each case located in the State of New York that has jurisdiction over such controversy, claim or dispute. Each Party hereby consents to exclusive jurisdiction and venue of such courts. This Agreement shall be construed and the legal relations created herein between the Parties shall be determined in accordance with the substantive laws of the State of New York, without regard to the conflict of laws principles thereof. In such court proceedings, the Parties agree to submit an appropriate protective order to the court to protect each Party’s Confidential Information. The Parties hereby expressly waive any right to a jury trial for any legal action or proceeding brought under this Agreement and agree that any legal action or proceeding hereunder shall be tried by a judge without a jury.

18.2	All communications, notices and disclosures required or permitted by this Agreement shall be in writing, shall be provided to the other Party and shall be deemed to have been given at the earlier of the date when actually delivered to the other Party or three (3) business days after being deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, upon delivery if delivered by hand delivery, or one (1) business day after being deposited with a reputable overnight courier service with signed receipt, and addressed as follows, unless and until either Party notifies the other Party in accordance with a change of address:

In the case of FOUNDATION:

College of Nanoscale Science and Engineering

NanoFab 300 East

257 Fuller Road

Albany, NY 12203

Attn: Christine Waller, Operations Manager

With a copy to:

College of Nanoscale Science and Engineering

NanoFab 300 East

257 Fuller Road

Albany, NY 12203

Attn: Carl J. Kempf III, Esq., CNSE Associate Vice President for Policy and Regulatory Affairs

ckempf@sunycnse.edu

In the case of SILEVO:

Silevo, Inc.

45645-45655 Northport Loop East

Fremont, CA 94538

Attn: Chris Beitel

Facsimile No. (510) 771-1370

With a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn.: Steven V. Bernard

XIX.	MISCELLANEOUS

19.1	Each Party agrees not to use each other’s names, the names of any staff members or employees thereof, or trademark or other designation of either Party hereto, in advertising, sales promotion work, or in any other form of publicity except with the written permission of, and to the extent approved by the Party whose name is to be used.

19.2	If any term or provision of this Agreement or the application thereof to either Party hereto or set of circumstances shall, in any jurisdiction and to any extent, be finally held to be invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, so long as the remainder of this Agreement still effectuates the Essential Purposes. If the Essential Purposes cannot be effectuated, this Agreement shall be renegotiated and amended with the unanimous consent of the Parties, which will not be unreasonably withheld, or may be terminated without cause by either Party.

19.3	The failure of either Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right to insist later on adherence thereto, or thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in a writing signed by an authorized representative of the Party granting such waiver.

19.4	The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. The terms “herein”, “hereof”, “hereunder” and any similar terms used in this Agreement refer to this Agreement and all references to “this Agreement” refer to this instrument and the Exhibits hereto, as amended from time to time. The terms “including” or “include” shall mean “including, without limitation”, or “include, without limitation.”

19.5	If either Party is rendered wholly or partially unable by Force Majeure to carry out its obligations under this Agreement, and if that Party gives prompt written notice, including a reasonable description of such Force Majeure, to the other Party, the notifying Party shall be excused from performance of its obligations hereunder during the continuance of any inability so caused, but for no longer period. Such cause shall be remedied by the notifying Party as far as possible with reasonable speed and effort, but neither Party shall have any obligation to settle any labor dispute. For the purposes of this Agreement, “Force Majeure” shall mean Acts of God, labor disputes, acts of public enemies or terrorists, war, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquake, fires, conflagration, storms, floods, washouts, arrests, civil disturbances, restraints by or actions of any governmental body (including export or security restrictions on information, material, personnel, equipment or otherwise), industry-wide shortages, industry-wide unavailability, and any other acts or events whatsoever, whether or not similar to the foregoing, not within the control of the Party claiming excuse from performance, which by the exercise of the diligence and reasonable efforts that Party shall not have been able to overcome or avoid. If the notifying Party cannot remedy the Force Majeure situation and resume satisfactory performance within ninety (90) days after delivery of the notice, the other Party may at their option immediately terminate this Agreement and such notifying Party will be treated as a Terminated Party under Section 11.4 hereof; provided such time limit shall not apply to SILEVO’s inability to perform its obligations under Section IV due to casualty damage to the Manufacturing Facility. The provisions of this Section 19.5 shall not serve to extend the Completion Deadline or the Milestone Events set forth in
Section 4.1(d) or Section 5.1(h).

19.6	Each Party shall be responsible for all tax matters, issues or obligations related to the employment of its employees or agents or to the presence of its personal property in any taxing jurisdiction.

19.7	During the Term of this Agreement, neither Party shall solicit for employment purposes any employees of the other Party (and in the case of FOUNDATION, FOUNDATION Affiliates) who have performed or are performing Program-related work under this Agreement. Neither Party shall make any payment or any gift of more than a nominal value to any employee of a Party without the employing Party’s prior concurrence. Neither Party shall make any representation that an employment relationship exists between that Party and an employee of another Party. The above portions of this Section shall not restrict (a) the ability of the Parties to conduct general solicitations for employment, (b) the right of any employee of a Party, on that employee’s own initiative or in response to general solicitations, to seek employment from the other Party, or (c) the ability of SILEVO to solicit students employed or working at the CNSE Facilities.

19.8	To the extent a particular right, obligation, representation, warranty, covenant or indemnity in this Agreement does not have a specifically identified survival period, then such right, obligation, representation, warranty, covenant and/or indemnity shall remain in effect beyond any expiration or termination of this Agreement and shall bind and inure to the benefit of the Parties, their legal representatives, successors and permitted assigns. Particular Sections of this Agreement that survive any termination or expiration of this Agreement include, but are not limited to, Sections VIII, XIII, and XV hereof.

19.9	No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in a writing executed by both of the Parties.

19.10	Neither the provisions of this Agreement nor anything done pursuant to this Agreement shall create any partnership, any employer-employee relationship or any agency relationship between the Parties and the Parties are otherwise independent contractors relative to each other.

19.11	Nothing in this Agreement shall obligate either Party to institute any action or suit against third-parties for infringement of any of its patents, or to defend any action or suit brought by a third-party that challenges or concerns the validity of any of its patents. Nothing in this Agreement shall grant either Party the right to institute any action or suit against third-parties for infringement of the other Party’s patents. Nothing in this Agreement shall obligate either Party, nor any of its Subsidiaries, to file any patent application, to secure any patent or patent rights, or to maintain any patent in force.

19.12	This Agreement, together with the Exhibits hereto, any SOW(s) entered into by the Parties pursuant to Section IX, and any follow on contracts and/or amendments entered into by the Parties pursuant to Sections 2.7, 2.8, 4.2, 5.1 or 11.1 of this Agreement, if and as signed by the Parties, is the complete and exclusive statement of the agreement of the Parties in respect of the subject matter described in this Agreement and shall supersede all prior and contemporaneous agreements, communications, representations, and understandings, either oral or written, between the Parties or any officers, agents or representatives thereof. Notwithstanding anything to the contrary set forth herein, this Agreement shall be valid and binding notwithstanding that subsequent agreements and/or amendments are contemplated hereby.

19.13	This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute the same Agreement. Any signed copy of this Agreement made by photocopy, facsimile or PDF Adobe format shall be considered an original.

19.14	This Agreement and the obligations of the parties hereto are conditioned upon the occurrence of the following within sixty (60) days of the Effective Date: (a) the closing of the acquisition of SILEVO by SolarCity Corporation, a Delaware corporation; and (b) the entry by the FOUNDATION or FSMC and contractor(s) into construction contract(s) reasonably acceptable to SILEVO for the construction of the Manufacturing Facility.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date.

THE RESEARCH FOUNDATION FOR

THE STATE UNIVERSITY OF NEW YORK

By:	/s/ Christine Waller
Name:	Christine Waller
Title:	Operations Manager
Date:	September 4, 2014

SILEVO, INC.
By:	/s/ Zheng Xu
Name:	Zheng Xu
Title:	CEO
Date:	September 3, 2014

EXHIBIT A

TERMS AND CONDITIONS RELATED TO PARTY PROGRAM CONTRIBUTIONS

MANUFACTURING OPERATION

SILEVO shall locate the Manufacturing Operation at the Site.

Subject to the other terms set forth in the Agreement, FOUNDATION shall provide a total funding of $750,000,000 U.S. for the Manufacturing Facility and Manufacturing Equipment. The total funding by FOUNDATION excludes any costs associated with land, which shall be provided at FOUNDATION’s sole cost.

Subject to the other terms set forth in the Agreement, FOUNDATION shall provide $400,000,000 of the total funding for Manufacturing Equipment, which is subject to the terms set forth in Exhibit G.

FACILITY AND EQUIPMENT OWNERSHIP

FOUNDATION shall own the Manufacturing Facility and Manufacturing Equipment.

Subject to Section VIII of the Agreement, SILEVO shall own any and all of the proprietary technology necessary and useful for manufacturing the Triex products. Except for the Manufacturing Facility that will be owned or controlled by or on behalf FOUNDATION and the Manufacturing Equipment that will be owned by FOUNDATION and made available for Manufacturing Operations, SILEVO owns all the inventory, product, output, and other property it purchases or creates associated with running the operations of the Manufacturing Operation.

LEASE	SILEVO shall lease the Manufacturing Facility and Manufacturing Equipment for the Manufacturing Operations from FOUNDATION or FOUNDATION Affiliate for a period of ten years for the sole consideration of one dollar $1.00 US per year, subject to the terms set forth in Exhibit G for the Manufacturing Equipment.

TIME SCHEDULE AND RAMP	SILEVO shall jointly commission, with FOUNDATION, the Manufacturing Operation as soon as possible, and SILEVO shall exercise commercially reasonable efforts to ramp up production of its Triex PV modules to Full Production Output (as defined in Section 4.1(b)) within three months after Manufacturing Equipment Commissioning (as defined in Section 4.1(b)) and to achieve Full Production Output within six months after Manufacturing Equipment Commissioning. SILEVO will cover all costs associated with operation of the Manufacturing Facility as provided in the Agreement.

SILEVO’S INVESTMENT	As provided in the Agreement, SILEVO commits to invest and spend in the Manufacturing Operation at a level that ensures competitive product costs as determined by the market place for a minimum of five years. For planning purposes, it is anticipated that SILEVO will spend or incur approximately $5 Billion in combined capital, operational expenses and other costs in New York State (as described in Section 4.3(c)), including at its next generation manufacturing, business and related operation in Western New York, during the ten (10) year period commencing with Full Production Output.

JOB CREATION	As provided in the Agreement, SILEVO shall employ 1,460 people for the purpose of operating the Manufacturing Operation and 2,000 people for support of downstream sales and installation activities within New York State. SILEVO also commits to working jointly with FOUNDATION to assist it in attracting and locating additional 1,440 high tech jobs from companies that provide contracting, supplies, support, services, machinery, equipment, materials, provisions, construction and maintenance and any other activity, service or good related to the business provided and generated by SILEVO.

EXHIBIT B-1

MANUFACTURING FACILITY REQUIREMENTS

EXHIBIT IS SUBJECT TO MODIFICATIONS AS JOINTLY DETERMINED BY SILEVO AND FOUNDATION AS SILEVO AND FOUNDATION JOINTLY ENGAGE THE DEVELOPER TEAM TO FINALIZE BUILDING SPECIFICATIONS, LOCATION, AND SITE SPECIFICATIONS.

The following design parameters descriptions are based on detailed meetings, discussions and collaborations between the LPCiminelli (LPC) design team, including EYP Architecture & Engineering, P.C. (EYP) and M+W Group U.S. (M+W), with CNSE.

A.	Overall Site Improvements

For narrative description of the site improvements, site infrastructure and sub-foundation piles supporting the building, see the separate Site Design Parameters Description.

B.	Building Core & Shell Enclosure

The primary Facilities consists of a steel superstructure with “H” shaped columns on a standardized 40 ft. X 50 ft. bay with modified approximate 13 ft. bays as required to meet the manufacturing and equipment-tool placement requirements, with steel truss roof members, supported on wide-flange (“WF”) steel girders typically. The overall facility within the manufacturing and manufacturing support areas is a one-story (approximately 32 ft. clear height to bottom of roof trusses) structure with the introduction of five (5) mechanical mezzanines of approximately 40 ft. X 500 ft. in dimension located over the manufacturing spaces, within the overall height of the one-story structure. The administrative office block-area is anticipated to be a taller one-story (18’ to bottom of steel) steel framed structure of standard H-columns and WF-girders/beams construction. The manufacturing staff entry/locker/circulation corridor, which runs North-South along the East edge of the Facility (facing the parking), is anticipated to be a lower one-story (9 ft. to bottom of steel) structure of steel frame construction.

For pile-support sub-foundations, supporting the building, see the separate narrative for Site Design Parameters Description.

Mezzanines have been designed to accommodate uniform supported loads of 150 psf, with limited areas for electrical equipment at ends at a higher 250 psf.

The overall structure is anticipated to be of Type 1B construction throughout and fully protected by a fire-sprinkler suppression system, with reductions in fire rating based on the same. The structure is anticipated to have fire-rated columns and mezzanine floor-girder/beams, with cementicious spray-on fireproofing typically, and no fire proofing applied to the roof and/or roof trusses within the one-story high-bay areas, based on the anticipation of a waiver to be granted for the facility type, use and height, to be obtained by LPC-CNSE.

C.	Functional Spaces for Tenant Improvements

The overall Facility includes the following specific functional space types, totaling 1,125,870 gross square feet (gsf), which have been identified in an accompanying general floor plan layout diagram, summarized as follows:

1. Manufacturing H5 Areas	-	496,620 gsf
2. Panel Assembly Area F1 Areas	-	190,940 gsf
3. Warehouse Areas F1 & H5 (combined)	-	45,330 gsf
4. Office B Areas	-	24,850 gsf
5. Mechanical Mezzanines F1-H5	-	123,190 gsf
6. Lockers-Entries-Circ. B Areas	-	27,600 gsf
7. Mechanical Utility Plant (CUP)	-	110,780 gsf
8. Electrical Utility Plant (CUP)	-	20,000 gsf
9. Process Support Plant H2, H3, H4 & F1	-	86,660 gsf
TOTAL gsf Area		1,125,970 gsf

D.	Building Life Safety & General Amenity Systems-Fitout

The Facility will be provided with exit egress and fire ratings, as prescribed by the applicable codes, ordinances and standards, as modified by waiver through the authorities having jurisdiction (AHJ), and include: (1) Fire suppression sprinkler system throughout; (2) fire alarm annunciation system throughout; (3) exist access-egress corridors, stairways and other devices; and (4) four exit passageways (3 full & 1 partial) within the manufacturing area that extend up from the manufacturing floor to an elevated area traversing the width of the facility (within or alongside the mechanical mezzanine areas) and lead to areas of refuge at the East building façade near the parking and West yard areas, facing the river.

General amenity and manufacturing-office support areas include two primary staff entry and toilet modules along the East side facing the parking, with lockers along the corridor wall for manufacturing staff, based on the current operational requirements. The entry- toilets modules shall include limited shower and security check-points (card-access entry) for the entire facility, as the primary point-of-entry for the facility. A limited card-access is anticipated to be provided at the manufacturing, warehouse and Central Utility & Process Support plant areas.

E.	Office Administrative Area Improvements-Fitout

The office area, including main entry lobby entry for administrative office staff and visitors, a main conference room, limited number of smaller huddle-conference rooms and “bull-pen” type cubicles for approximately 100 manufacturing support office staff, with no requirement for enclosed offices for management or executive staff. The office area is also to include an area to accommodate vending-coffee and a small limited menu, unsubsidized, outside food service operation (based on the size and staff type), with hours of operation weekdays from approximately 7 AM through 2 PM. The food service operation is anticipated to require limited food storage and on-site food preparation space. The food service operation is anticipated to be supported by a moderately-sized multi-purpose seating area for approximately 150 to 200 people, to accommodate staff on rolling shifts taking breaks during a 24-7/365 day/year operation, and used in off-shift times for casual meetings and training.

F.	Tele-data & Security Requirements

The facility is anticipated to be supported by a standard voice-data approach to include copper twisted-pair (category 5 or 6) station cable infrastructure to standard voice-data outlets located within the office areas and on a limited basis throughout the manufacturing and other central utility plant areas. Voice-data patch-down rooms shall be located within standard distances, based on maximum cable length transmission requirements for the copper station cable and be connected to a voice-data “File-server” room to be located in the office area. Local voice-data rooms shall be connected back to the file server rooms by means of a fiber-optic cable backbone, with standard punch down patch-panels for connection to separate voice and data equipment supplied by the Tenant.

The security system is based on a limited strategy for Silevo’s security demands, which relies on the building exterior as the primary secure perimeter with no site security gates or controls to enter the parking or general service-warehouse loading zones. Approximately four primary card access entry points (one along North-South staff circulation corridor and one at main office lobby), plus 2 secured doors at each of the two warehouse points, shall be provided with none-manned security access (card-swipe) entry protocol, which will rely on employee monitoring to ensure no-tailgating. A limited closed-circuit television (CCTV) system is anticipated, to monitor parking, loading area and two staff entry doors only, located at the main reception desk or an area designated by the Tenant. Hazardous chemicals that require secure access is planned to be by secure/controlled-monitored access to individual buildings-rooms within the Process Central Plant, where they are housed.

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The following design parameters descriptions are based on detailed meetings, discussions and collaborations between the LPCiminelli (LPC) design team, including EYP Architecture & Engineering, P.C. (EYP) and M+W Group U.S. (M+W), with CNSE.

A.	Facility Central Plant Systems

The Central Plant systems for the Facility include Heating Water, Chilled Water/Cooling Towers, HVAC (Makeup & Recirculating Air), Plumbing systems, local area heating systems, MV Electrical Power Distribution and Building Controls.

The Heating Water system consists of packaged Boilers along with a primary and secondary pumped distribution system, and packaged (vendor) controls. The Chilled Water system consists of Chillers and Cooling Towers along with a primary and secondary pumped distribution system, and packaged (vendor) controls. The HVAC system consists of Makeup Air units and Recirculating Air units, which provide adequate air to ventilate the facility per code requirements and to condition the building space per BOD requirements, including Cleanroom space as required. The HVAC systems are supplied with packaged (vendor) controls. The Plumbing systems consist of a sanitary drain network, domestic water network, and furnishings and fixtures as required by code and BOD. Local heating systems consist of gas-fired unit heaters for those areas requiring supplemental heat or those areas not directly served by an air handler. The Medium Voltage (MV) Electrical Power Distribution system accepts the power feed from the Incoming Electrical Power system, downstream of the 34.5kV substations, and distributes power via individual switchgear lineups at 4160V and 480V for Central Plant and process loads, and further distribution down to 208V for miscellaneous convenience loads and lighting systems. Building Controls consist of an industrial grade FMCS which will receive inputs from the various vendor control systems to provide overall status and monitoring capability.

B.	Process Specific Facility Support Systems

The Process Specific support systems for the Facility include Process Cooling Water, RO/DI Water, Process Vacuum, Clean Dry Air, Exhaust Systems, Wastewater Collection and Treatment Systems, Bulk Gas Systems, Specialty Gas Systems and Chemical Systems.

The PCW System consists of heat exchangers and a pumped distribution system to supply cooling water to the process tools. The RO/DI Water System consists of a two stage water treatment system to provide RO Water and DI Water to the process tools and to other facility users via a two separate distribution loops. The Process Vacuum system consists of a Vacuum Pump system with distribution to process tools. The CDA system consists of air compressors, dryers and filters along with a distribution system supplying air to the process tools and to other facility users. Exhaust Systems consist of General Exhaust fans & ductwork to ventilate the process tools and the building spaces, an Acid Exhaust System to ventilate the process tools with scrubbers to treat the exhaust prior to discharge, and two specialty Exhaust Systems (Caustic and Pyrophoric) to ventilate hazardous vapors from the process tools. The Wastewater Collection and treatment systems consist of several general purpose and specialty waste collection systems to carry drains from the process tools and other facility users to various collection systems. Treatment of waste streams includes HF Waste Treatment and pre-treatment of recycled rinse water for use in the RO/DI system. Other collected systems will be trucked off site or locally treated as required. Bulk Gas systems include distribution only for Nitrogen, Oxygen, Argon and Hydrogen. Gas generation will be provided by others via a leased plant or by truck deliveries, and the distribution systems will supply the Bulk Gases to the process tools. Specialty gas systems include both Bulk and Cabinet fed systems which supply, monitor and control the gases to the process tools NF3 will be a bulk-fed distribution systems with capacity to be supplied by others. Approximately 10 specialty gases will be supplied as per the Tool Utility Matrix. Process Chemicals will be supplied by either a facility dispensing system or via manual feed, depending on volumes. Process Chemicals which are facility dispensed will include tank storage and blending as required, along with controls, monitoring and distribution to the process tools. Approximately 17 chemicals will be supplied as per the Tool Utility Matrix.

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EXHIBIT B-2

INFRASTRUCTURE

EXHIBIT IS SUBJECT TO MODIFICATIONS AS JOINTLY DETERMINED BY SILEVO AND FOUNDATION AS SILEVO AND FOUNDATION JOINTLY ENGAGE THE DEVELOPER TEAM TO FINALIZE BUILDING SPECIFICATIONS, LOCATION, AND SITE SPECIFICATIONS.

The following design parameters descriptions are based on detailed meetings, discussions and collaborations between the LPCiminelli (LPC) design team, including EYP Architecture & Engineering, P.C. (EYP) and M+W Group U.S. (M+W), with CNSE.

A.	Overall Site Improvements

The overall improvements to the site, related to Tenant B (“Silevo” or “Tenant”) 1-GW Facility, are located within the boundaries of the Area 1 Parcel with limited additional site infrastructure improvements extended into parcel known as the “Railroad Area”, formerly owned by the Norfolk Southern Railroad. Site improvements include: (1) parking for 750 staff spaces, including limited additional parking for visitors up to approximately 15 spaces; (2) main campus entry road off of South Park Avenue, with both main parking and service access driveways off of the main campus drive; (3) warehouse loading access for approximately six (6) loading bays along the Southeast end of the facility, with an additional two loading bays at the Northwest end to serve the incoming storage of wafer material, as well as a small drop-off and trash pick-up area located at the North end of the facility for the office/amenity requirements; (4) limited pavement and secondary access drives to support delivery and operational requirements for chemical, specialty gas and waste removal by vehicles entering/exiting the site; (5) landscape plantings along ends of parking bays facing South Park Avenue and between the Facility and main campus drive(s) for screening of loading docks and service areas, as well as landscape improvements along the riverfront; (6) paving/walks/plazas-patios, as necessary to provide pedestrian access between the parking areas and entry points; (7) incoming Facility utility services for water, natural gas, sanitary sewer, primary electric, including required substation, and telecommunications, up to a point within approximately 5 feet of the Facility enclosure typically.

B.	Sub-foundation Piles Supporting Structure

The steel structures columns and ground level areas are supported on pile-supported column caps and a two-way structured slab, designed to meet a uniform 250 pounds per square foot (psf) load typically. Individual equipment or other point loads are anticipated to be accommodated by the modifications to the Tenant’s equipment vendor-suppliers equipment-systems to be supported on an appropriately designed spread-base to meet the floor load design.

For narrative description of the remainder of the building and structural design parameters, see Items B through F in the separate Building Design Parameters Description.

C.	Site Utility Systems

The Fire Water system consists of a Fire Water Booster Pump, which maintains the Fire Loop at a mandated pressure. No Fire Water storage is included.

The Incoming Electrical Power system accepts the output of the Site Switchyard which transforms the 115kV Utility feed down to 34.5kV. The 34.5kV feed is routed overhead to a set of Incoming Substations, which then feeds the Medium Voltage Electrical Power Distribution system and the individual switchgear lineups.

The Emergency Power system consists of (2) Emergency Generators, which are connected to critical building loads via Emergency Switchgear and Automatic Transfer Switches. The Emergency Generators are stand-alone units provided with outdoor enclosures and on-boards fuel storage.

The Acid Waste Treatment system consists of a collection network from the facility feeding into an outdoor Waste Treatment building which provides pH Neutralization of the effluent prior to discharge to the Site Sewer system.

The Silane Gas system consists of specialized protection, offload & distribution infrastructure to support a leased Bulk Silane Gas Storage Tank. The Silane Tank will be owned by an external gas provider with periodic fills as required to support capacity. The Silane Tank shall be protected and or isolated as required by code and facilities shall be provided for offloading of Silane and for distribution to the Building.

D.	Piles, removal or other work to be performed as a result of the presence of fill or any other conditions present on the Site.

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EXHIBIT C

MANUFACTURING EQUIPMENT

General Equipment Listing

Category	Item No.	Process Flow	General Equipment Name
Process	1	Wafer Inspection	WIS
	2	Cassette Exchange	Stack to ACI
	3	Texture	SDE Wet Bench
	4	Cassette Exchange
	5	Preclean	Clean & Oxide Wet Bench
	6	CVD	PECVD a-Si Deposition
	7	Load/Unload Automation	PECVD Loader/Unloader
	8	PVD	TCO & Metal Deposition
	9	Load/Unload Automation	PVD Loader/Unloader
	10	Laminator 1	Pattern Lamination
	11	Load/Unload Automation	Laminator Loader/Unloader
	12	Exposure 1	Pattern Exposure
	13	Cover Sheet 1	Pattern Cover sheet
	14	Develop 1	Pattern Develop
	15	Pattern Automation	Conveyor for Patterning
	16	Electroplating	Cu Electroplating
	17	Load/Unload Automation	Electroplate Loader/Unloader Jig
	18	PR Strip	Photoresist Strip
	19	Laminator 2	Pattern Lamination
	20	Load/Unload Automation	Laminator Loader/Unloader
	21	Exposure 2	Pattern Exposure
	22	Develop 2	Pattern Develop
	23	Pattern Automation	Conveyor for Patterning
	24	Oven 2	Oven for Pattern 2
	25	Edge Isolation	Wet Bench
	26	Oven Box	Oven Box
	27	Cassette Exchange	Stack to ACI
	28	Testing	Cell Tester/Sorter

Metrology	1		Sinton
	2		Angstrom
	3		EL Tester
	4		Electronic Balance
	5		OM
	6		4-Probe Tester
	7		Reflectometer
	8		SEM
	9		PL-P1

General	1		Scrubber
	2		CVD Pump

Module	1	Module Packaging	Turn-Key Module Assembly Line

EXHIBIT D

INTELLECTUAL PROPERTY AND JOINT PROJECTS

1.	Definitions

In addition to the terms defined elsewhere in this Agreement, for the purposes of the Agreement, including this Exhibit, the following terms have the described meanings listed below.

a.	Foreground Non-Patent IP

Foreground Non-Patent IP means all know-how, trade secrets, copyrights, rights in computer programs, documentation, and mask layout designs in physical and/or electronic form and other intellectual property (other than patents and Foreground Patent IP) developed during Projects. Foreground Non-Patent IP shall not include the results of any research or project rejected by the Parties and undertaken by a Party or its Representatives outside the Projects, or the results of any other program undertaken by a Party or its Representatives outside the Projects.

b.	Foreground Patent IP

Foreground Patent IP means patents and patent applications (including, but not limited to, design, utility, utility model, provisional, continuation, continuation-in-part, divisional, reexamination, reissue or extensions) in any country or jurisdiction of either Party or its Representatives on Project Inventions.

c.	FOUNDATION Personnel

FOUNDATION Personnel shall mean the general, administrative and research employees and the independent contractors and consultants of FOUNDATION, CNSE, FRMC, SUNY IT, and the FOUNDATION, CNSE and SUNYIT faculty, researchers, research assistants, teaching assistants, and students who are or who are expected to be performing activities under or in respect of the Program. For the avoidance of doubt, FOUNDATION Personnel shall not include employees or contractors of SILEVO.

d.	Joint Projects

Joint Projects means research program(s) approved by the Parties for performance jointly by the Parties in respect of the Program pursuant to a Statement of Work.

e.	Program

Program means the various activities undertaken or conducted by or on behalf of the Parties throughout the Term of and pursuant to the terms and conditions of this Agreement, including, without limitation, activities involving the preparation for and the execution of the Projects.

f.	Project Inventions

Project Invention(s) shall mean an invention(s) conceived and/or first reduced to practice (within the meaning of the prevailing US Patent Laws) by an employee, contractor or consultant of a Party in the conduct of a Project(s).

g.	Proprietary Technical Projects

Proprietary Technical Project(s) shall mean research programs performed solely for SILEVO within the Program that are not Joint Projects.

h.	Representatives

Representative(s) shall mean a Party’s agents, contractors, or employees and employees, contractors or agents of a Party’s Affiliates and, in the case of FOUNDATION, FOUNDATION Personnel.

i.	US Patent Law(s)

US Patent Law(s) shall mean 35 U.S.C. Section 1 et seq., 37 C.F.R. Section 1 et seq., and the case law interpreting such statutes, regulations and the rights incident thereto.

2.	Treatment of CNSE Facilities

The Parties recognize that, in consideration of SILEVO’s contributions to be provided pursuant to Section IV of the Agreement, and in conjunction with SUNY’s Cooperative Use of Equipment Policy, in addition to the Manufacturing Facility, which will be leased to SILEVO by FOUNDATION or its Affiliate, the CNSE Facilities will be made available for access and use by SILEVO for Proprietary Technical Projects in accordance with the terms of this Agreement provided that such access does not impair the commercial operation of the Facility. Further, in recognition of each Party’s respective contributions to the Program, the CNSE Facilities used by the Parties for Joint Projects will be considered a joint use of facilities. FOUNDATION warrants that the treatment of the CNSE Facilities as a joint use of facilities, as set forth in this Section 2 of this Exhibit, is consistent with and facilitates the ownership of intellectual property created under the Program, as set forth in Section 4 of this Exhibit.

3.	Reporting of Joint Project Inventions

Representatives of the Parties performing services under the Joint Projects shall promptly report in a reasonably detailed written disclosure all Joint Project Inventions to their applicable Party. Within sixty (60) days after receipt, each Party shall provide a copy of such invention disclosure(s) received on a Joint Project Invention to the other Party. The Program Managers (or their mutually agreed designee) shall maintain a reasonably detailed written log of all Joint Project Inventions.

4.	Ownership of Project Intellectual Property

(a)	Foreground Patent IP shall be owned by the Party or Parties whose Representatives are inventors of the underlying Project Invention as a matter of US Patent Law. The owning Party or Parties shall retain the entire right, title, and interest throughout the world to such Foreground Patent IP including, without limitation, the right to file (or not to file) for patents for such Project Invention(s). Any Foreground Patent IP on Project Inventions invented jointly by the Parties’ Representatives as a matter of U.S. Patent Law shall be jointly owned by the Parties and shall be licensable by each Party without accounting to or permission from the other Party.

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(b)	Foreground Non-Patent IP shall be owned by the Party or Parties whose Representatives developed such Foreground Non-Patent IP. The owning Party or Parties shall retain the entire right, title, and interest throughout the world to such Foreground Non-Patent IP including, without limitation, the right to register (or not to register) such Foreground Non-Patent IP. Any Foreground Non-Patent IP developed jointly by the Parties’ Representatives shall be jointly owned by the Parties and shall be licensable by each Party without accounting to or permission from the other such Party.

5.	Patent Filing for Project Inventions

The decision on filing of patents for Project Inventions shall be made by the Party having an ownership interest in such Project Invention. In the event of a dispute, such Party shall refer the dispute in writing to the senior executives of the Parties, as described in Section X of this Agreement, who shall discuss and meet in person, if necessary, in order to negotiate a resolution of the dispute. If the Parties together own Project Inventions, they shall equitably share the cost of obtaining and maintaining any resulting Foreground Patent IP on such Project Inventions. In the event that a Party owning such a Project Invention elects not to seek patent protection for such Project Invention in any particular country or not to share equally in the expense thereof with the other owning Party, the other owning Party shall have the right to seek or maintain such protection at its own expense in such country and shall have full control over the prosecution and maintenance thereof even though title to any patent issuing therefrom shall be joint among the entities owning such Project Invention. Any election by a Party not to share equally in the expenses associated with seeking patent protection for any Project Invention shall not be construed as a termination event under Section XI.

6.	Restriction on Confidential Information in Patent Applications

Neither Party may disclose any Confidential Information of the other Party in any patent application or in the prosecution of such patent application without the written approval of the Party owning such Confidential Information, which approval shall not be unreasonably withheld or delayed.

7.	Assistance for Patent Protection

Each Party, at its own expense, shall reasonably assist the other Party in obtaining patent protection for joint Project Inventions. Such assistance shall include, without limitation, provision of invention disclosure documents which include data and examples, causing the execution of assignments and other instruments and provision of such documents as the other Party may reasonably consider necessary or appropriate to the obtaining of patent protection. The Parties shall cooperate to facilitate compliance with the duty of disclosure requirements for patent application filing and/or prosecution.

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8.	Project Invention Disclosure Review

At least on an annual basis, during the Term of this Agreement, each Party must report in writing to the other Party on the status of all Project Invention disclosures, any corresponding patent applications, and any corresponding issued patents for which it is responsible. For one (1) year after the expiration or earlier termination of this Agreement, each Party must report in writing to the other Party the status of all Project Invention disclosures, any corresponding patent applications, and any corresponding issued patents for which it is responsible.

9.	Activity at Other Facilities

Any intellectual property developed by SILEVO in any other FOUNDATION, SUNY CNSE/SUNY IT-owned facilities outside of those provided for the Program is not part of this Agreement and shall be subject to the terms and conditions of any separate contract or agreement executed between SILEVO and FOUNDATION.

10.	No Restriction on Licensing Owned Patents

Nothing in this Agreement shall be construed as limiting the ability of either Party to grant non-exclusive licenses under any patents in which that Party has an ownership interest and/or otherwise has the right to grant licenses.

11.	Joint Project Costs and Personnel

Except as otherwise expressly agreed to in this Agreement or the corresponding SOW, each Party shall be responsible for and shall bear (a) all of its own costs and expenses for a Joint Project and (b) all responsibility for all personnel that it uses for a Joint Project.

12.	Project Approval Process

The Parties shall define each new Joint Project by implementing a signed SOW, substantially in the form of the statement of work set forth in this Exhibit, setting forth the appropriate work items for carrying out each respective Joint Project. All Projects which involve the operation of CNSE Tools, including Manufacturing Equipment, by FOUNDATION Personnel will also require a signed SOW setting forth the appropriate work items for carrying out each respective Joint Project. Each SOW shall include a start date, a Joint Project Target End Date, a Joint Project description, target process development objectives, milestones, the expected roles of the Parties, and the scope of work, with all dates and time periods in each SOW being targets only. The Program Managers shall be responsible for coordinating communications and execution of actions toward achievement of the milestones. Each Party will use commercially reasonable efforts for the successful completion of milestones. The Parties may from time to time, as new SOWs are developed within the budget, amend Exhibit D to add such SOWs as necessary. Upon written acceptance by the Parties, such additional SOWs will become part of this Agreement and attached in this Exhibit. Failure however to formally amend this Exhibit has no bearing on the agreed Joint Project SOW becoming part of the Program and part of this Agreement.

13.	Statement of Work Form

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STATEMENT OF WORK

This Statement of Work (“SOW”), effective as of                     , 20        (“SOW Effective Date”), is entered into by THE RESEARCH FOUNDATION FOR THE STATE UNIVERSITY OF NEW YORK (“FOUNDATION”), a non-profit educational corporation existing under the laws of the State of New York, having an office located at 257 Fuller Road, Albany, New York 12203, on behalf of the College of Nanoscale Science and Engineering (“CNSE”) of the State University of New York (the “SUNY”), and SILEVO, INC. (“SILEVO”), a Delaware corporation with its principal office located at 45655 Northport Loop East, Fremont, California 94555, for a project under and pursuant to that certain AMENDED AND RESTATED AGREEMENT FOR RESEARCH & DEVELOPMENT ALLIANCE ON TRIEX MODULE TECHNOLOGY (“Agreement”) between FOUNDATION and SILEVO effective as of September         , 2014. Capitalized terms used and not defined in this SOW have the meanings set forth in the Agreement.

All dates and time periods in this SOW are targets only.

1.	Start Date:

2.	Joint Project Target End Date:

3.	Joint Project Description:

4.	Target Process Development Objectives:

5.	Milestones:

6.	Expected Roles of the Parties:

7.	Scope of Work:

IN WITNESS WHEREOF, the Parties hereto have caused this SOW to be executed and delivered by their duly authorized representatives as of the SOW Effective Date.

THE RESEARCH FOUNDATION FOR THE STATE UNIVERSITY OF NEW YORK

By:
Name:
Title:	Operations Manager
Date:	, 201

SILEVO, INC.

By:
Name:
Title:
Date:	, 201

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EXHIBIT E

CONFIDENTIALITY

1.	Disclosure of Confidential Information

(a)	Each Party may disclose and receive Confidential Information (defined below) from the other Party.

(b)	“Confidential Information” shall mean all information that (i) is maintained in confidence by a Party (“Owning Party”), (ii) is disclosed to or obtained by the other Party in connection with and during the Term of this Agreement, including, but not limited to, information that relates to such Owning Party’s or its Affiliates’ past, present or future research, development, manufacturing, or business activities relating to the Essential Purposes, and (iii) is information that may be exempted from disclosure under Articles 6 and 6-A of the New York Public Officers Law. Either Party (“Disclosing Party”) may disclose its Confidential Information to the other Party (“Receiving Party”) orally, in writing, or by other media or transfer of materials including graphic, photographic, recorded, prototype, sample, or other tangible or permanent form clearly and obviously marked “confidential” or “proprietary”. Electronic information will be adequately marked if the container is marked and if a proprietary legend displays when the information runs on a computer system and when the information is printed from its data file.

(c)	When disclosed orally, Disclosing Party shall identify the information as confidential at the time of such disclosure, with subsequent written confirmation to Receiving Party within thirty (30) days of such disclosure indicating the date and type of information disclosed. All restrictions provided herein regarding use and/or disclosure shall apply during such thirty-day period.

2.	Protecting confidential information

(a)	Receiving Party will retain Disclosing Party’s Confidential Information in confidence for three (3) years from the date of disclosure. Receiving Party will not disclose, disseminate, or publish any of Disclosing Party’s Confidential Information to any person except employees or agents of Receiving Party on a need to know basis, except as consistent with the Receiving Party’s obligations under Articles 6 and 6-A of the New York Public Officers Law, or other applicable law, regulation or legal process. Receiving Party shall ensure that such employees or agents shall be bound by terms at least as protective as the terms of this Exhibit E. Each Party warrants that employees or agents shall comply with the terms of this Exhibit E. Upon the termination or expiration of this Agreement, the Parties shall confer regarding the status of Confidential Information disclosed and/or created under this Agreement.

3.	Ownership

All right, title and interest in Disclosing Party’s Confidential Information which is furnished to the Receiving Party shall be and remain the property of the Disclosing Party.

4.	Standard of Care

The Receiving Party shall be held to the same standard of care in protecting Disclosing Party’s Confidential Information as the Receiving Party normally employs to preserve and safeguard its own Confidential Information of similar kind, but in no event less than reasonable care.

5.	Exclusions; Required Disclosure

(a)	Receiving Party’s obligations regarding Disclosing Party’s Confidential Information shall not apply to information (a) that was already known to Receiving Party prior to the disclosure of such information to Receiving Party by Disclosing Party, (b) that is or becomes publicly available through no act or fault of Receiving Party, (c) that is rightfully received by Receiving Party from a third-party having no obligation of confidentiality to Disclosing Party, or (d) that is independently developed by Receiving Party.

(b)	In the event FOUNDATION is required by law, regulation, or court order to disclose any of SILEVO’s Confidential Information, FOUNDATION will notify SILEVO in writing prior to making such disclosure in order to facilitate SILEVO seeking a protective order or other appropriate remedy from the appropriate legal body. In the event SILEVO is required by law, regulation, or court order to disclose any of FOUNDATION’s Confidential Information, SILEVO will notify FOUNDATION in writing prior to making such disclosure in order to facilitate FOUNDATION seeking a protective order or other appropriate remedy from the appropriate legal body. Notwithstanding the foregoing, a Party or its successor shall be permitted to share the other Party’s Confidential Information as needed with its and its Affiliates’ lawyers, accountants, architects and other consultants and advisors. The Receiving Party further agrees that if the Disclosing Party is not successful in precluding the requesting legal body from reviewing the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

6.	Protection of Plans and Specifications for CNSE Facilities

SILEVO agrees that all plans, specifications and drawings for the CNSE Facilities (collectively, the “CNSE Facilities Documents”) and all rights therein (including trademarks, trade names, rights of use, copyrights and/or other proprietary rights) shall be and remain the sole property of FOUNDATION and shall be treated as FOUNDATION’s Confidential Information (whether or not the Parties terminate or withdraw from this Agreement for any reason whatsoever); provided, however, all of the foregoing that is uniquely required for the development or manufacturing of SILEVO proprietary Triex products shall be SILEVO’s Confidential Information and provided SILEVO shall have the right to use any CNSE Facilities Documents to the extent required to repair and operate the Manufacturing Facility. Except as expressly provided for in this Agreement, SILEVO shall not use (or distribute) the CNSE Facilities Documents without FOUNDATION’s prior written consent. This Section shall survive the term or termination of this Agreement.

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EXHIBIT F

SILEVO INSURANCE REQUIREMENTS

SILEVO shall obtain the following insurance coverage and/or limits to be effective upon the earlier of Manufacturing Facility Completion or SILEVO’s entry into the Manufacturing Facility:

(a)	SILEVO shall maintain (or cause to be secured and maintained) for the benefit of FOUNDATION (as an additional insured), annual commercial general public liability insurance (or a combination of commercial general liability insurance, self-insurance and/or umbrella liability insurance) with a combined single limit per occurrence of not less than $2 Million, and an aggregate limitation of not less than $2 Million, together with umbrella coverage of $5 Million, which insurance covers third party bodily injury and property damage.

(b)	Business Automobile Liability with limits of insurance of not less than $1,000,000.00 each accident.

(c)	Workers Compensation & Employers Liability with limits of insurance of not less than the amount required by New York State. This policy shall contain an All States Endorsement.

(d)	SILEVO shall purchase and maintain for the duration of this agreement Property Insurance (PI) for replacement cost of personal property/equipment of others and/or personal property that is in the care, custody and control of SILEVO (other than the Manufacturing Equipment). This policy should provide “all-risk” coverage and shall include coverage for the perils of “testing”, “calibrating” and “mechanical breakdown.”

(e)	SILEVO will name FOUNDATION, CNSE, FSMC, SUNY IT, SUNY and the State of New York, as Additional Insureds on the commercial general liability insurance policy. Purchase and maintenance of such insurance shall in no way be interpreted as relieving SILEVO of any of its responsibilities or liabilities hereunder, and SILEVO may carry, at its expense, such additional insurance amounts and coverage as it deems necessary. The commercial general liability insurance for the Additional Insureds shall be as broad as the coverage provided for the named insured party. Except due to claims caused by the negligence of the FOUNDATION, SILEVO’s commercial general liability insurance shall apply as primary and non-contributing insurance before any insurance maintained by the Additional Insureds. SILEVO shall maintain coverage for itself and all Additional Insureds for the duration of the term of this Agreement.

FOUNDATION shall obtain, at its sole cost, the following insurance coverage:

FOUNDATION (or its Affiliate) shall purchase and maintain for the duration of this Agreement Property Insurance (PI) that includes coverage for the Manufacturing Facility and Manufacturing Equipment for the replacement cost thereof, including builder’s risk insurance on the Manufacturing Facility while it is under construction. This policy should provide “all-risk” coverage and shall include coverage for the perils of “testing”, “calibrating” and “mechanical breakdown.”

Each party hereby agrees as follows:

(i)	Notwithstanding anything to the contrary in the Agreement, including Sections 15.5 and 15.8, each Party and its respective insurers waives all rights against the other Party, including, with respect to SILEVO, as a Party, and FOUNDATION, as the other Party, FSMC, SUNY, SUNY IT, CNSE, the State, as well as such entities’ officers, directors, trustees and employees, for recovery of damages to property to the extent these damages are due to a risk covered by property insurance required to be maintained by such Party per the requirements stated above.

(ii)	Upon signing of this Agreement and immediately upon renewal or replacement of any and all insurance policies required hereunder, each Party shall furnish to the other certificates of insurance evidencing all coverages required hereunder, to which copies of all additional insured endorsements and loss payee endorsements required hereunder, executed by the insurers, shall be attached. Certificates of insurance shall afford the other Party thirty (30) days’ notice of cancellation with ten (10) days’ notice provided for non-payment of premium.

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EXHIBIT G

INVESTMENT AND JOB MILESTONES

1.	Subject to Section 2 of this Exhibit G, commencing on the date of the first anniversary of the date on which Manufacturing Facility Completion is achieved, for each Program Year, if SILEVO fails to achieve the Investment and Job Milestones, SILEVO shall pay the Program Payment for the Program Year on or before the Milestone Payment Due Date, as specified in Schedule A below.

Schedule A

Program Year	Program Payment Due Dates	Program Payment Due	SILEVO Cumulative Investment (as described in Section 4.3 of the Agreement) Milestone	SILEVO Cumulative Job (as described in Section 4.4 of the Agreement) Milestone
1	First Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$130,000,000	600
2	Second Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$472,000,000	1,350
3	Third Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$928,000,000	2,000
4	Fourth Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$1,478,000,000	2,500
5	Fifth Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$2,056,000,000	3,460
6	Sixth Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$2,625,000,000	3,460
7	Seventh Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$3,208,000,000	3,460
8	Eighth Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$3,793,000,000	3,460
9	Ninth Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$4,391,000,000	3,460
10	Tenth Anniversary of the Manufacturing Facility Completion Date	$41.2 Million	$5,000,000,000	3,460

2.	If, with respect to a Program Year above in Schedule A, SILEVO satisfies the Investment Target and Manufacturing Target set forth in Schedule A on or before the applicable Program Payment Due Date for the Program Year, then SILEVO is not required to pay the Program Payment Due for the Program Year on such Program Payment Due.

3.	If any of the following events of default occur, all Program Payments in Schedule A shall become due and payable immediately, without demand or notice:

1.	the failure of SILEVO to pay in full a Program Payment payable by SILEVO to FOUNDATION in accordance with Sections 1 and 2 of this Exhibit G on or before the applicable Program Payment Due Date, which payment remains unpaid for ten (10) business days after delivery of written notice of such failure to SILEVO;

2.	the filing of bankruptcy proceedings involving SILEVO as a debtor (which is not dismissed within ninety (90) days of filing);

3.	the appointment of a receiver for SILEVO;

4.	the making of a general assignment for the benefit of SILEVO’s creditors;

5.	the termination of the Agreement due to SILEVO’s default thereunder.

4.	The terms and conditions contained in this Exhibit G shall survive the termination of the Agreement.

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EXHIBIT H-1

LEGAL DESCRIPTION OF SITE

Parcel “A” (Area I)

ALL THAT TRACT OR PARCEL LAND, situate in the City of Buffalo, County of Erie and State of New York being part of Lot 16, Township 10, Range 8 of the Ogden Gore Tract and Lots 57, 58, and 60, Township 10, Range 8 of the Buffalo Creek Indian Reservation, bounded and described as follows:

BEGINNING at a point in the southwest bounds of South Park Avenue (also known as Abbott Road), being 66 feet wide, at a distance of 124.53 feet northwesterly from the northwest bounds of New Abby Street, measured along said southwest bounds;

Thence southwesterly, at an angle of 57 degrees 09’ 00” measured in the westerly quadrant from the said southwest bounds, a distance of 160.56 feet to the southwest corner of said Republic Steel Corporation lands, being a point of curvature in the former north line of lands owned by the Delaware, Lackawanna and Western Railway Company;

Thence westerly, curving to the right along the arc of a circular curve with a radius of 987.81 feet, a distance of 275.12 feet to a point;

Thence southerly, radially to the last described course and along the easterly line of lands conveyed to Republic Steel Corporation by deed recorded in Liber 8777 at page 519, a distance of 99.0 feet to the southeast corner of the last described lands;

Thence southwesterly, at an interior angle of 111 degrees 23’ 58” and along the south line of the last described lands, a distance of 385.72 feet to angle point in said south line;

Thence southwesterly, at an exterior angle of 174 degrees 54’ 45” and continuing along the south line of the last described lands, a distance of 520.38 feet to a point;

Thence southwesterly, at an exterior angle of 156 degrees 42’ 46”, a distance of 40.00 feet to a point in the north line of lands formerly owned by the New York, Lackawanna and Western Railway Company;

Thence westerly, curving to the right along the arc of a circular curve with a radius of 4,911.15 feet, being along the north line of the last described railway, a distance of 78.65 feet to the northeast corner of lands conveyed to Republic Steel Corporation by deed recorded in Liber 7622 at page 649;

Thence southerly, along the east line of the last described lands, a distance of 6.00 feet to the southeast corner of said last described lands;

Thence westerly and northerly along the south and west lines of the last described parcel, the following courses and distances:

Westerly, curving to the right along the arc of a circular curve with a radius of 4,767.15 feet, a distance of 285.00 feet to a point of tangency;

Westerly, tangent to the last described curve, a distance of 172.06 feet to a point;

Southerly, at an exterior angle of 108 degrees 44’ 02”, a distance of 39.90 feet to a point;

Westerly, at an interior angle of 105 degrees 24’ 00”, a distance of 745.51 feet to a point;

Westerly, at an interior angle of 175 degrees 27’ 34”, a distance of 171.82 feet to a point of curvature;

Westerly, curving to the right along the arc of a circular curve with a radius of 625.50 feet, a distance of 134.18 feet to a point of compound curvature;

Westerly, curving to the right along the arc of a circular curve with a radius of 445.85 feet, a distance of 213.99 feet to point of tangency;

Northwesterly, tangent to the last described curve, a distance of 23.46 feet to a point of curvature;

Northwesterly, curving to the right along the arc of a circular curve with a radius of 424.68 feet, a distance of 192.00 feet to a point of compound curvature;

Northwesterly, curving to the right along the arc of a circular curve with a radius of 293.82 feet, a distance of 74.16 feet to a point in the east bounds of the South Buffalo Railway;

Thence northerly, along the east bounds of the South Buffalo Railway, a distance of 88.52 feet to a point;

Thence northerly, at an exterior angle of 179 degrees 10’ 28” and continuing along the east bounds of the last mentioned railway, a distance of 566.34 feet to a point;

Thence northerly, at an interior angle of 167 degrees 44’ 11” and continuing along the east bounds of the last mentioned railway, a distance of 107.48 feet to the intersection of said east bounds with the south edge of water of the Buffalo River;

Thence easterly and northerly, along the south edge of water of the Buffalo River a distance of 3,879.99 feet to its intersection with the southwest bounds of South Park Avenue;

Thence southeasterly, along the southwest bounds of South Park Avenue, a distance of 1,412.77 feet to an angle point in said southwest bounds;

Thence southeasterly, continuing along the southwest bounds of South Park Avenue, at an exterior angle of 161 degrees 28’ 32” a distance of 953.66 feet to the point or place of beginning.

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EXHIBIT H-2

SITE PLAN SHOWING LOCATION OF SITE

EXHIBIT IS SUBJECT TO MODIFICATIONS AS JOINTLY DETERMINED BY SILEVO AND FOUNDATION AS SILEVO AND FOUNDATION JOINTLY ENGAGE THE DEVELOPER TEAM TO FINALIZE BUILDING SPECIFICATIONS, LOCATION, AND SITE SPECIFICATIONS.

EXHIBIT I

CONSTRUCTION MILESTONES

EXHIBIT IS SUBJECT TO MODIFICATIONS AS JOINTLY DETERMINED BY SILEVO AND FOUNDATION AS SILEVO AND FOUNDATION JOINTLY ENGAGE THE DEVELOPER TEAM TO FINALIZE BUILDING SPECIFICATIONS, LOCATION, AND SITE SPECIFICATIONS.